UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

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McCORMICK & COMPANY, INCORPORATED

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McCORMICK & COMPANY, INCORPORATED 18 Loveton Circle, Sparks, Maryland 21152

February 12, 2015

I am pleased to invite you to attend the March 25, 2015, Annual Meeting of Stockholders, which will again be held at the Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030.

The meeting will start promptly at 10:00 a.m. Please arrive as early as 9:00 a.m. to enjoy tea and coffee and visit with friends.

Prior to the meeting, I encourage you to review the Company’s Annual Report to Stockholders for the 2014 fiscal year.

At McCormick, our focus is on people, growth and performance.

People – More than 10,000 McCormick employees are the key ingredient in our success. Globally, our culture is founded on multiple management, which has led to high performance across the organization.

Growth – Through our growth strategies, we are meeting the increased consumer demand for flavor in markets around the world. In 2014, new products launched in the last three years accounted for 8% of net sales, our latest acquisition added two percentage points to sales growth and we increased our investment in brand marketing by 9%. Our Comprehensive Continuous Improvement (CCI) program continues to be our fuel for growth. Led by this program, we delivered nearly $70 million of 2014 cost savings.

Performance – In 2014, we achieved solid increases in sales and profit and generated strong cash flow. We grew sales 3% with increases in both our consumer and industrial businesses, and earnings per share rose to $3.34. Cash flow from operations reached $504 million and we returned a record $437 million of cash to shareholders through dividends and share repurchases.

McCormick’s Board of Directors and leadership team are directing our strategy and setting our course for growth. Departing from our Board is Bill Stevens, who has served as a director since 1988 and as Chair of our Compensation Committee. We sincerely appreciate his contributions and service. Retiring from the Company after more than 30 years of distinguished service and strong leadership are Chuck Langmead, President – Global Industrial Business and Geoff Carpenter, Vice President, General Counsel & Secretary.

In addition to his continuing role as President Global Consumer, Lawrence Kurzius has been promoted to Chief Operating Officer & President. As a respected leader, Lawrence has driven growth and efficiency in both the U.S. and international markets since joining the Company in 2003. In addition, the position of President Global Industrial has been formalized for Malcom Swift, who continues to serve as President, EMEA and Asia/Pacific.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares via the internet, by telephone, or by signing and returning the proxy card so that your shares are represented at the meeting.

Thank you for your continued confidence in our Company. I look forward to seeing you at the meeting!

Best regards,

Alan D. Wilson

Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

March 25, 2015

10:00 a.m.

Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030

The Annual Meeting of Stockholders of McCormick & Company, Incorporated will be held at the Martin’s Valley Mansion, 594 Cranbrook Road, Hunt Valley, Maryland 21030 at 10:00 a.m. on March 25, 2015, for the purpose of considering and acting upon:

(1)	the election of directors from the nominees named in the proxy statement to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of McCormick to serve for the 2015 fiscal year; and

(3)	any other matters that may properly come before such meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on December 31, 2014, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Only holders of Common Stock are entitled to vote. Holders of Common Stock Non-Voting are welcome to attend the Annual Meeting.

If you are a holder of Common Stock, a proxy card is enclosed. Please vote your proxy promptly by internet, telephone or by mail as directed on the proxy card in order that your stock may be voted at the Annual Meeting.

You may revoke the proxy at any time before it is voted by submitting a later dated proxy card or by subsequently voting via internet or telephone or by attending the Annual Meeting and voting in person.

February 12, 2015

Jeffery D. Schwartz

Vice President, General Counsel & Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MARCH 25, 2015:

The proxy statement and McCormick’s Form 10-K for the 2014 fiscal year are available at www.proxyvote.com. These materials are also available on McCormick’s Investor Relations website at ir.mccormick.com under “Financial Information,” then “Proxy Materials.”

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SELECTED DEFINITIONS

The following terms are used in the proxy statement and have the meanings noted:

Earnings Per Share (EPS) – net income divided by the total of the average number of shares of common stock and common stock equivalents (e.g., stock options) outstanding.

Exchange Act – the Securities Exchange Act of 1934, as amended.

Market Group – those consumer products companies listed under “How We Determined Executive Compensation for Fiscal 2014.” The Compensation Committee of the Board of Directors compares the executive compensation programs of these companies to the total targeted compensation for each position occupied by McCormick’s executive officers, including its Named Executive Officers.

Named Executive Officers – the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), the Company’s three most highly compensated executive officers, other than the CEO and CFO, and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. In this proxy statement, our Named Executive Officers consist of Alan D. Wilson, Gordon M. Stetz, Jr., W. Geoffrey Carpenter, Lawrence E. Kurzius, Malcolm Swift and one additional individual, Charles T. Langmead, who retired (effective July 1, 2014) prior to the end of fiscal 2014.

Non-Qualified Stock Option – an award that allows the holder, after the award vests, to purchase shares of stock at a specified exercise price. Non-qualified stock options do not qualify for special tax treatment under Sections 422 or 423 of the Internal Revenue Code.

Peer Group – those manufacturers of food products listed under “Elements of Executive Compensation.” The Compensation Committee establishes the financial performance targets used by McCormick for its performance-based incentive plans based on an analysis of the financial performance of the Peer Group companies because they are companies with whom we compete for equity investors.

Record Date – the date established by the Board of Directors for determining the stockholders eligible for notice of, and to vote at, the Annual Meeting of Stockholders. The Record Date for the 2015 Annual Meeting of Stockholders is December 31, 2014.

Restricted Stock Unit (RSU) – an award equal in value to, and payable in, a share of company stock. Company stock is not issued at the time of the grant, but generally is issued shortly after the recipient of the RSU satisfies the vesting requirements. Dividends and voting rights begin only upon issuance of the underlying stock.

Total Stockholder Return (TSR) – share price appreciation over a given period of time plus dividends paid on the shares over the same time period.

2015 ANNUAL MEETING OF STOCKHOLDERS ADMISSION GUIDELINES

•	Please bring a photo ID as you may be asked to present it in order to be admitted to the 2015 Annual Meeting of Stockholders.
•	The use of cameras, camcorders, videotaping equipment, and other recording devices will not be permitted in Martin’s Valley Mansion. Attendees may not bring into Martin’s Valley Mansion large packages or other material that could pose a safety or disruption hazard.

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PROXY STATEMENT

General Information

This proxy statement is furnished on or about February 12, 2015 to the holders of Common Stock in connection with the solicitation by the Board of Directors of McCormick of proxies to be voted at the 2015 Annual Meeting of Stockholders or any adjournments thereof.

The shares represented by all proxies received will be voted in accordance with the instructions contained in the proxies. Any proxy given may be revoked at any time before it is voted by submitting a later dated proxy card, or by subsequently voting via internet or telephone or by attending the Annual Meeting and voting in person. Such right of revocation is not limited or subject to compliance with any formal procedure. Attending the Annual Meeting will not automatically revoke a stockholder’s prior internet or telephone vote or the stockholder’s proxy.

The cost of the solicitation of proxies will be borne by McCormick. In addition to the solicitation of proxies by use of the mails, officers and employees of McCormick may solicit proxies by telephone, electronic mail, personal interview, and/or through the Internet. We also may request that brokers and other custodians, nominees, and fiduciaries forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and McCormick may reimburse them for their expenses in so doing.

Record Date. At the close of business on the Record Date, there were 11,963,137 shares of Common Stock outstanding, which constitute all of the outstanding voting shares of McCormick. Except for certain voting limitations imposed by the Charter on beneficial owners of 10% or more of the outstanding shares of Common Stock, each share of Common Stock is entitled to one vote. Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting or any adjournments thereof.

References in this proxy statement to “Common Stock” do not refer to shares of Common Stock Non-Voting, which are not entitled to vote at the Annual Meeting or any adjournments thereof.

PRINCIPAL STOCKHOLDERS

Set forth below is certain information on those persons known to us to beneficially own more than five percent of the Common Stock of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	McCormick 401(k) Retirement Plan 18 Loveton Circle Sparks, Maryland 21152	2,261,186(2)	18.9%
Common Stock	Harry K. Wells P.O. Box 409 Riderwood, Maryland 21139	1,013,246(3)	8.5%
(1)	All shares beneficially owned as of the Record Date.

(2)	Amount of shares of Common Stock shown in the table were held in the trust for the McCormick 401(k) Retirement Plan as of the Record Date. Neither the trustees of the trust nor the plan itself are the beneficial owners of these shares of Common Stock for purposes of the voting limitations described in our Charter. Instead, each plan participant is considered to be the beneficial owner of the shares allocated to such participant’s account in the plan, and no individual participant holds more than five percent of the Common Stock of the Company in his or her plan account. Each plan participant has the right to vote all shares of Common Stock allocated to such participant’s plan account. The plan’s trustees possess voting discretion over the shares of Common Stock with respect to which plan participants do not direct the trustees how to vote, except that, in the event of a tender offer, no vote shall be made for any shares of Common Stock with respect to which plan participants do not direct the trustees how to tender.

(3)	Shares are held in two trusts.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

McCormick has adopted Corporate Governance Guidelines, which are available on its Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Corporate Governance Guidelines.” These Guidelines contain general principles regarding the function of McCormick’s Board of Directors and Board Committees. The Guidelines are reviewed on an annual basis by the Nominating/ Corporate Governance Committee of the Board, which submits to the Board for approval any changes deemed desirable or necessary.

The Corporate Governance Guidelines make clear that directors and executive officers of the Company may not pledge Company stock as collateral for a loan or otherwise use Company stock to secure a debt, and may not engage in any hedging transactions with respect to Company stock.

Independence of Directors

McCormick’s Corporate Governance Guidelines require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the Listing Standards of the New York Stock Exchange (the “NYSE”), the Board must affirmatively determine that the director has no direct or indirect material relationship with McCormick. The NYSE’s director independence guidelines are incorporated in McCormick’s Corporate Governance Guidelines, which are used by the Board in making independence determinations. The Board has determined that the following directors are independent: John P. Bilbrey, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Patricia Little, Michael D. Mangan, Margaret M.V. Preston, William E. Stevens and Jacques Tapiero.

In connection with these independence determinations, the Board considered the following:

•	John P. Bilbrey is an executive officer of The Hershey Company and a commercial relationship exists between McCormick and The Hershey Company. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made between McCormick and The Hershey Company are substantially less than 2% of the consolidated gross revenues of The Hershey Company; (2) Mr. Bilbrey does not participate in the negotiation of commercial transactions on behalf of The Hershey Company, nor has he been involved in the execution of any commercial transactions between McCormick and The Hershey Company since their inception; and (3) the products supplied by McCormick to The Hershey Company are readily available from other sources of supply. For fiscal 2014, all commercial transactions between McCormick and The Hershey Company amounted to less than $1,000,000, which is substantially less than 2% of the consolidated gross revenues of The Hershey Company. All commercial transactions were conducted at arm’s length and consisted of products The Hershey Company purchased from McCormick and Hershey Entertainment & Resort tickets McCormick purchased from The Hershey Company.

•	Freeman A. Hrabowski, III is the President of the University of Maryland, Baltimore County (UMBC) and a commercial relationship exists between McCormick and UMBC. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made between McCormick and UMBC are substantially less than 2% of the consolidated gross revenues of UMBC; (2) Dr. Hrabowski does not participate in the negotiation of commercial transactions on behalf of UMBC, nor has he been involved in the execution of any commercial transactions between McCormick and UMBC since their inception; and (3) the funds provided by McCormick to UMBC are readily available from other sources. For fiscal 2014, all commercial transactions between McCormick and UMBC amounted to less than $10,000, which is substantially less than 2% of the consolidated gross revenues of UMBC. All commercial transactions were conducted at arm’s length and consisted of monies McCormick paid to UMBC to fund McCormick’s Unsung Hero Award Scholarship.

•	Patricia Little is an executive officer of Kelly Services, Inc. and a commercial relationship exists between McCormick and Kelly Services, Inc. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) the payments made by McCormick to Kelly Services, Inc. are substantially less than 2% of the consolidated gross revenues of Kelly Services, Inc.; (2) Ms. Little does not participate in the negotiation of commercial transactions on behalf of Kelly Services, Inc., nor has she been involved in the execution of any commercial transactions between McCormick and Kelly Services, Inc. since their inception; and (3) the services provided by Kelly Services, Inc. to McCormick are readily available from other workplace staffing companies. For fiscal 2014, all commercial transactions between McCormick and Kelly Services, Inc. amounted to less than $1,000,000, which is substantially less than 2% of the consolidated gross revenues of Kelly Services, Inc. All commercial transactions were conducted at arm’s length and consisted of temporary services McCormick purchased from Kelly Services, Inc.

•	Margaret M.V. Preston was a Managing Director and Regional Executive with US Trust, Bank of America Private Wealth Management – an affiliate of Bank of America Corporation – until April 2014. A commercial relationship exists between Bank of America Corporation and McCormick. However, the Board has determined that the commercial relationship is not material for the following reasons: (1) McCormick has no commercial relationship with Bank of America Private Wealth Management; (2) the payments made by McCormick to Bank of America Corporation and its affiliates are substantially less than 2%

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of the consolidated gross revenues of Bank of America Corporation; (3) Ms. Preston is not an officer of Bank of America Corporation and does not participate in the negotiation of the commercial transactions on behalf of Bank of America Corporation; and (4) the services provided by Bank of America Corporation to McCormick are readily available from other banking institutions. For fiscal 2014, all commercial transactions between McCormick and Bank of America Corporation amounted to less than $1,000,000, which is substantially less than 2% of the consolidated gross revenues of Bank of America Corporation. All commercial transactions were conducted at arm’s length and consisted of payments McCormick made to Bank of America Corporation for banking services principally related to McCormick’s credit facility, notes issuance and interest rate hedging. McCormick did not engage in any commercial transactions with Bank of America Private Wealth Management.

For these reasons, the Board has concluded that Mr. Bilbrey, Dr. Hrabowski, Ms. Little and Ms. Preston have no direct or indirect material relationship with McCormick that would preclude a determination of independence.

Procedure Regarding Transactions with a Related Person

McCormick maintains a written related person transactions procedure that is administered by members of McCormick’s management and the Audit Committee of the Board. The written procedure applies to any transaction with a “related person” (defined by Item 404(a) of Regulation S-K under the Exchange Act) in excess of $120,000 in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, other than:

(a)	a transaction involving compensation to an executive officer if (i) the compensation is reported pursuant to Item 402 of Regulation S-K; or (ii) (A) the executive officer is not an immediate family member of an executive officer or director of the Company and such compensation would have been required to be reported under Item 402 if the executive officer was a “named executive officer” under such regulation, and (B) the compensation was approved by the Board of Directors or the Compensation Committee of the Board of Directors;

(b)	a transaction involving compensation to a director or director nominee that is required to be reported pursuant to Item 402(k) of Regulation S-K;

(c)	a transaction where the related person’s interest arises only from (i) such person’s position as a director of another entity that is a party to the transaction; or (ii) the direct or indirect ownership by such person and their immediate family, in the aggregate, of less than a 10% equity interest in another entity that is a party to the transaction; or (iii) from both of (c)(i) and (c)(ii) above;

(d)	if the interest of the related person arises solely from the ownership of a class of the Company’s stock and all holders of that class of stock of the Company receive the same benefit on a pro rata basis; or

(e)	any other transaction that is not required to be disclosed pursuant to Item 404 of Regulation S-K.

The procedure provides that any actual or potential related person transaction that is identified during McCormick’s quarterly management certification process is reviewed and analyzed by McCormick’s corporate controllership and legal staff (the “Management Reviewers”). If the transaction in question is determined to be a related person transaction but (i) it is not material to the Company, and (ii) the commercial terms are consistent with the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall refer the proposed transaction to the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) for review and appropriate disposition, in their sole discretion. If the CEO or the CFO has a direct or indirect material interest in the transaction or the proposal, then the matter shall be submitted to the Audit Committee for review and disposition (regardless of materiality of the transaction or the reasonableness of the commercial terms).

If the transaction in question is determined to be a related person transaction and (i) it is material to the Company, and/or (ii) the commercial terms are more favorable to the related person than the commercial terms of comparable arm’s length transactions with unrelated third parties, the Management Reviewers shall review the transaction with the CEO and CFO, who shall determine whether to ratify or re-negotiate the actual transaction, or in the case of a proposed transaction whether to accept or reject the proposal. If the CEO and the CFO desire to ratify the transaction or accept the proposal on existing terms, the transaction or proposal shall be submitted to the Audit Committee for review and disposition.

As a general rule, any employee or director who has a direct or indirect material interest in an actual or proposed related person transaction will not participate in the review and disposition of the transaction.

During fiscal year 2014, as part of McCormick’s authorized share repurchase program, McCormick repurchased 9,736 shares of its stock from W. Geoffrey Carpenter, formerly the Company’s Vice President, General Counsel and Secretary, who retired effective January 1, 2015, for $680,011. The repurchase price per share was equal to the average of the high and low trading price of the Common Stock Non-Voting on the date of purchase. The shares repurchased from Mr. Carpenter are less than one-half of one percent of the $244,337,146 in share repurchases made by the Company in fiscal 2014 under its authorized share repurchase program.

Business Ethics

McCormick’s business is conducted by its employees under the leadership of its CEO and under the oversight and direction of its Board of Directors for the purpose of enhancing the long-term value of McCormick for its stockholders. McCormick’s management and the Board of Directors believe that the creation of long-term value requires McCormick to conduct its business honestly and ethically as well as in accordance with applicable laws. McCormick has a Business Ethics Policy which was first adopted by the Board more than 25 years ago. The Policy is reviewed annually by management and the Audit Committee of the Board and is amended as circumstances warrant.

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The Policy is administered by McCormick’s General Counsel under the oversight of the CEO and the Audit Committee. McCormick’s Business Ethics Policy is available on its Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Business Ethics Policy.”

The Audit Committee has established procedures for (i) employees to submit confidential and anonymous reports of suspected illegal or unethical behavior, concerns regarding questionable accounting or auditing matters, or violations of McCormick’s Business Ethics Policy, and (ii) interested persons to submit concerns regarding accounting, internal controls over financial reporting, or auditing matters. Anonymous reports by employees may be made to a confidential “hotline” service, which may be accessed by telephone. As well, concerns regarding such matters may be expressed in e-mails that may be sent to the Chair of the Audit Committee, and/or in correspondence that may be sent to a post office box, to the attention of the General Counsel.

Available Information

McCormick makes available free of charge through its website ir.mccormick.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (the “SEC”). McCormick’s website also includes McCormick’s Corporate Governance Guidelines, Business Ethics Policy and the charters of its Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee.

DIRECTORS

Executive Sessions of the Board of Directors

Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in regularly scheduled sessions (typically before or after each Board meeting) without the presence of management.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of the Board by writing to the Board, or to a specific director, at:

Board of Directors (or specific director)
McCormick & Company, Incorporated
c/o Corporate Secretary
18 Loveton Circle, Sparks, Maryland 21152

Process for Nominating Potential Director Candidates

The Nominating/Corporate Governance Committee is responsible for selecting potential candidates for Board membership and for recommending qualified candidates to the full Board for nomination. From time to time, the Committee retains search firms to assist with the selection process.

The Committee also considers recommendations of potential candidates from stockholders. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the supporting information concerning the potential candidate’s qualifications, should be submitted in writing to:

Nominating/Corporate Governance Committee
McCormick & Company, Incorporated
c/o Corporate Secretary
18 Loveton Circle, Sparks, Maryland 21152

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Board Membership

Selection Criteria and Qualifications for All Directors

The Nominating/Corporate Governance Committee is responsible for developing the selection criteria to be used in seeking nominees for election to the Board, within the general qualification criteria for director nominees established by the Board in McCormick’s Corporate Governance Guidelines. As well, the Committee is responsible for identifying, screening and selecting potential candidates for Board membership and for recommending qualified candidates to the full Board. The Board will consider qualified candidates recommended by the Nominating/Corporate Governance Committee for election to the Board and determine which candidates to recommend to the Company’s stockholders for election. The Board is responsible for filling vacancies on the Board as they arise.

In evaluating potential candidates, the Board considers the qualifications listed in McCormick’s Corporate Governance Guidelines, including the requirement that nominees should possess the highest personal and professional ethics, integrity and values, and the commitment to represent the long-term interests of the stockholders. Nominees are selected on the basis of their business and professional experience, qualifications, public service and availability, and will be experienced at policy-making levels in business, government, finance or accounting, higher education or other fields relevant to the Company’s global activities.

Nominees are selected to represent all stockholders rather than special interest groups or any group of stockholders. The Board does not have a formal policy with regard to diversity of Board nominees; however, McCormick’s Corporate Governance Guidelines provide that diversity of background is a consideration in selecting Board nominees, and the selection criteria established by the Nominating/Corporate Governance Committee include a preference that candidates enhance the diversity of the Board (for example, with respect to gender, race, ethnicity, and culture). Diversity is valued because the Board believes that a variety of perspectives and experiences contributes to a more enhanced decision-making process.

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Particular Skills Represented on the Board as a Whole

The Nominating/Corporate Governance Committee and the full Board believe a complementary mix of diverse skills, attributes, and experiences will best serve the Company and its stockholders. The director skills summary that appears below, and the related narrative for each director nominee, notes the specific experience, qualifications, attributes, and skills for each director that the Board considers important in determining that each nominee should serve on the Board in light of the Company’s business, structure, and strategic direction. The absence of a “•” for a particular skill does not mean the director in question is unable to contribute to the decision-making process in that area.

Summary of Skills of Director Nominees

	John P. Bilbrey	J. Michael Fitzpatrick	Freeman A. Hrabowski, III	Patricia Little	Michael D. Mangan	Margaret M. V. Preston	Gordon M. Stetz, Jr.	Jacques Tapiero	Alan D. Wilson
Senior executive experience (e.g., CEO, COO, CFO) at a publicly traded multinational company	•	•		•	•	•	•	•	•
Consumer marketing experience, or a particular knowledge of the food industry	•		•		•		•		•
General management experience in international operations	•	•		•	•	•		•	•
Enhances the diversity of the Board (e.g., gender, race, ethnicity, & culture)			•	•		•		•
Strategic leadership at a large, complex, organization	•	•	•	•	•	•	•	•	•
High level of financial literacy	•	•		•	•	•	•	•	•
Governmental experience; regulatory expertise	•	•	•		•		•	•	•
Merger, acquisition and/or joint venture expertise	•	•		•	•	•	•		•
Experience in aligning compensation with organizational strategy and performance	•	•			•		•	•	•

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Director Skills Narrative

John P. Bilbrey

Mr. Bilbrey’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) general management experience in international operations, and (iv) as the senior executive of a consumer foods company, a particular knowledge of the business, markets and customers in which McCormick operates. Mr. Bilbrey currently serves as President and Chief Executive Officer of The Hershey Company, which is a publicly traded multinational company. He previously served as the Executive Vice President and Chief Operating Officer of that company from 2010 to 2011; as the President of Hershey North America (from 2007 to 2010); as the President of Hershey International Commercial Group (from 2005 to 2007); and as President of Hershey International (from 2003 to 2005). Mr. Bilbrey is responsible for the day-to-day global operations of The Hershey Company. He has decades of consumer products marketing experience, both domestically and internationally, including past service with Procter & Gamble, Mission Foods, and Groupe Danone. He previously lived and worked outside the United States (including the Middle East, North Africa, and Asia), for over 8 years, and his business responsibilities have taken him to over 50 countries.

J. Michael Fitzpatrick

Dr. Fitzpatrick’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, (iii) a high level of financial literacy, and (iv) extensive experience in mergers and acquisitions. Dr. Fitzpatrick currently serves as a director of Hilex Poly Co. LLC, a privately held company. He was formerly the Chairman and President of Citadel Plastics Holdings, Inc., a privately held company, and formerly served as the President and Chief Operating Officer at Rohm and Haas, which was a public multinational company until its acquisition by Dow Chemical, where he served for over 30 years. Dr. Fitzpatrick’s international experience with Rohm and Haas included service in marketing and business management roles in Brazil and Italy, service in general and regional management positions in Mexico and the United Kingdom, and global responsibility for various Rohm and Haas businesses from 1999 to 2005. He has experience both at Citadel Plastics and at Rohm and Haas in overseeing the performance of public accountants in the preparation, auditing and evaluation of financial statements, and has served as a member of the audit committee of the board of directors of Carpenter Technology Corporation. The McCormick Board of Directors has determined that Dr. Fitzpatrick is an “audit committee financial expert” under the rules of the SEC. Service with Rohm and Haas and Citadel Plastics has involved Dr. Fitzpatrick in over 45 acquisitions, dispositions, and joint ventures.

Freeman A. Hrabowski, III

Dr. Hrabowski’s qualifications include (i) strategic leadership at a large, complex, organization, (ii) governmental experience, and (iii) consumer marketing experience. Dr. Hrabowski has served as the President of the University of Maryland, Baltimore County (UMBC) since 1992, and his strategic leadership of that organization has been widely recognized. In 2008, he was named one of America’s Best Leaders by U.S. News & World Report, which in each of the last six years has ranked UMBC the number one “Up and Coming” university in the nation. In 2009, Time Magazine named him one of America’s 10 Best College Presidents, and, in 2012, named him as one of the “100 Most Influential People in the World.” His career has been devoted to education and to helping students become future leaders in science, technology, and engineering, with a special emphasis on minority and underrepresented groups. In this regard, he was named by President Obama to chair the newly created President’s Advisory Commission on Educational Excellence for African-Americans. Dr. Hrabowski’s governmental experience includes working closely with the National Institutes of Health, the National Academy of Sciences, the National Science Foundation, and the U.S. Department of Education, as well as various agencies of the State of Maryland. Dr. Hrabowski is also a nationally recognized expert on marketing and recruitment in higher education, and works extensively with colleges and universities around the nation on such matters.

Patricia Little

Ms. Little’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, and (iii) a high level of financial literacy. Ms. Little has over 20 years of experience across a broad range of roles in accounting, treasury, and finance functions at both the corporate and operating levels. Ms. Little’s current service as the Executive Vice President & Chief Financial Officer of Kelly Services, Inc. requires management of an internationally-based financial organization. Responsibilities include the oversight of internal controls and financial systems on an international basis, the identification of enterprise risks, the oversight of the performance of the organization’s public accountants in the preparation, auditing and evaluation of financial statements, and capital planning for Kelly Services. As Executive Vice President & Chief Financial Officer, she regularly interacts with the audit committee of the board of directors of that company. Ms. Little’s service at the Ford Motor Company as its general auditor included responsibilities for managing that company’s global internal audit function and required that Ms. Little identify and implement opportunities for cost savings and improved processes. As was true of her service with the Ford Motor Company, her position at Kelly Services requires travel to, and a detailed understanding of, her company’s international operations and the local legal and accounting requirements bearing on her area of oversight. The McCormick Board of Directors has determined that Ms. Little is an “audit committee financial expert” under the rules of the SEC.

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Michael D. Mangan

Mr. Mangan’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a high level of financial literacy, and (iv) general management experience in international operations. Mr. Mangan served as the President of the Worldwide Power Tools and Accessories (WPTA) group of The Black & Decker Corporation until its acquisition in 2010 by The Stanley Works. In that role he provided strategic leadership of the WPTA group, and had oversight over the consumer marketing activities of that group in the international consumer marketplace. Service as President of the WPTA group, and past service as the Chief Financial Officer of The Black & Decker Corporation, broadened Mr. Mangan’s international experience and provided an in-depth understanding of the company’s key international markets. Service as the Chief Financial Officer of The Black & Decker Corporation, and prior service as the Executive Vice President & Chief Financial Officer of The Ryland Group, Inc., included responsibilities for overseeing the performance of those companies’ public accountants in the preparation, auditing and evaluation of financial statements, business planning, corporate finance and investments, internal controls, and information systems. Although he no longer serves as a member of the Audit Committee, the McCormick Board of Directors has determined that Mr. Mangan meets the standards of an “audit committee financial expert” under the rules of the SEC.

Margaret M.V. Preston

Ms. Preston’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) strategic leadership at a large, complex, organization, (iii) a high level of financial literacy, and (iv) experience in mergers and acquisitions. Ms. Preston’s past service as the Global Chief Financial Officer of Deutsche Bank, Private Wealth Management and as a Managing Director and Regional Executive of US Trust, Bank of America Private Wealth Management, and her current service as a Managing Director of TD Bank Private Wealth Management has afforded to Ms. Preston the opportunity to provide financial oversight and strategic leadership and direction to those organizations. As Treasurer of Alex. Brown Incorporated, Ms. Preston provided direction in the development of a collateral management system for margin loan management, and her role at US Trust included responsibility for the management of compliance and risk at the Private Wealth Management group for over $20 billion of assets under management at that organization. Ms. Preston has a well-developed experience in mergers and acquisitions, and the integration of acquired businesses, in consequence of her work, first at Alex. Brown as a Merger & Acquisition Manager, and subsequent work on the integration of the Bankers Trust Company and Alex. Brown businesses into Deutsche Bank, and the integration of Merrill Lynch operations into the Bank of America Private Wealth Management platform.

Gordon M. Stetz, Jr.

Mr. Stetz’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) a detailed knowledge of the food industry, (iii) strategic leadership of a large, complex, organization, (iv) a high level of financial literacy, and (v) extensive experience in mergers and acquisitions. Mr. Stetz serves as the Executive Vice President and Chief Financial Officer of the Company. In that role, Mr. Stetz has oversight responsibility for all aspects of the finance function, including financial reporting, accounting, internal controls and financial systems, the identification of enterprise risks, capital planning, and the evaluation of the performance of the organization’s registered independent public accounting firm. He has also served in a variety of other roles within the Company, thereby gaining an understanding of the different facets of the Company’s operations and the food industry generally. Prior to assuming his present duties, Mr. Stetz was (a) Vice President–Acquisitions and Financial Planning (1998 to 2002), (b) Vice President – Finance and Administration at the Company’s U.S. Consumer Products Division (2002 to 2005), and (c) Chief Financial Officer & Vice President–Finance for the Europe, Middle East, and Africa region (2005 to 2007). In these various roles, Mr. Stetz developed a broad knowledge of the Company’s business, markets and customers – both in the United States and internationally.

Jacques Tapiero

Mr. Tapiero’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) general management experience in international operations, and (iii) strategic leadership at a large, complex, organization. Mr. Tapiero served as Senior Vice President and President, Emerging Markets of Eli Lilly and Company, the Indianapolis, Indiana-based global pharmaceutical company, from 2009 until his retirement from that company on January 31, 2014, after 31 years of service. He was also a member of the Executive Committee of Eli Lilly. The Emerging Markets Business Unit focused on many of the organization’s fastest growing markets, such as China, Russia, Brazil, Mexico, South Korea and Turkey, and Mr. Tapiero was responsible for Lilly’s business in more than 70 countries. Prior to becoming President, Emerging Markets, Mr. Tapiero held the position of President of the Intercontinental Region for Lilly, with operations in Asia, Australia, Africa, the Middle East, Canada, Latin America and Russia (2004 to 2009). He also served as President and General Manager of Lilly France (2000 to 2004); President and General Manager of Eli Lilly do Brasil Ltd (1995 to 1999); and Managing Director of Lilly Sweden (1993 to 1995). Mr. Tapiero joined Lilly in 1983 as a financial analyst, and held several financial management, sales and marketing management positions in the United States, Switzerland and France. Mr. Tapiero is a member of the Thunderbird Global Council, a council of leading business executives who advise Thunderbird, the School of Global Management, a leader in global business education. The McCormick Board of Directors has determined that Mr. Tapiero is an “audit committee financial expert” under the rules of the SEC.

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Alan D. Wilson

Mr. Wilson’s qualifications include (i) senior executive experience at a publicly traded multinational company, (ii) consumer marketing experience, (iii) a detailed knowledge of the food industry, (iv) general management experience in international operations, and (v) strategic leadership of a large, complex, organization. Mr. Wilson serves as the Chairman (since 2009) and Chief Executive Officer (since 2008) of McCormick. He has also served in a variety of other roles with the Company, thereby gaining an understanding of the different aspects of the Company’s operations and the food industry. Prior to assuming his present duties, Mr. Wilson was (a) President of McCormick (2007 to January 5, 2015), (b) responsible for the Company’s supply chain (1993 to 1996), (c) President of the Company’s Tubed Products’ plastic tubes business (1996 to 1998), which was sold in 2003, (d) President of the McCormick Canada consumer and industrial products business (from 1998 to 2001), (e) Vice President and General Manager – Sales & Marketing of the Company’s U.S. Consumer Products Division (from 2001 to 2003), (f) President of the Company’s U.S. Consumer Foods group (2003 to 2005), and (g) President of the Company’s North American Consumer Foods group and Supply Chain (from 2005 to 2006). Prior to joining McCormick, Mr. Wilson worked for nine years at Procter & Gamble. In these various roles, Mr. Wilson developed a broad knowledge of the Company’s markets – both domestic and foreign, and consumer and industrial – and had senior level responsibility for strategic planning and leadership with respect to these businesses. In his present role, Mr. Wilson is responsible for the strategic leadership of the Company. He has extensive knowledge of consumer goods marketing in general, with a specific knowledge of the business, markets, and customers within the food industry in particular, and has hands-on experience in directing the day-to-day operations of our large, multi-faceted, consumer and industrial foods business.

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Board Leadership

The Company’s Board is led by our Chairman, Alan D. Wilson, who is also the Chief Executive Officer. The Board of Directors believes that the Company is and has been well served by this combined structure. Such a structure acts as a bridge between management and the Board, thus helping to ensure that both act with commonality of purpose with efficient communication between them. The Board believes that the CEO is best able to bring key business issues and stockholder interests to the Board’s attention, given his in-depth understanding of the Company. As well, the combined structure helps ensure accountability for the actions and strategic direction of the Company. Combining the roles also ensures that the Company presents its message and strategy to stockholders, employees and customers with a unified voice.

The Board has appointed a Lead Director. The independent directors, meeting in executive session in November 2009, selected Michael D. Mangan to serve as the Lead Director, and he continues to act in that role. The duties of the Lead Director are to (i) preside at executive sessions of the Board, and brief the CEO, as needed, following such sessions; (ii) preside at meetings of the Board where the Chairman is not present; (iii) call meetings of the independent directors; (iv) provide input on Board agendas and meeting schedules; (v) provide feedback to the Chairman on the quality of information received from management; and (vi) participate with the Chairman and the Nominating/Corporate Governance Committee in interviewing Board candidates. The Lead Director position has a two-year term. In November 2013, the Board determined that Mr. Mangan (subject to his re-election to the Board of Directors by the stockholders) would continue as Lead Director for an additional two year term, beginning in November 2013.

The Board believes that the combined Chairman and CEO structure, coupled with an independent Lead Director, the use of regular executive sessions of the non-management Directors, and the substantial majority of independent directors comprising the Board, allows the Board to maintain effective oversight of the Company.

Board Committees

The Board of Directors has appointed the following Board Committees:

Audit Committee

The Charter of the Audit Committee provides that the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to:

•	the integrity of McCormick’s financial statements, the financial reporting process, and the systems of internal accounting and financial controls;
•	the performance of McCormick’s internal audit function;
•	the appointment, engagement and performance of McCormick’s independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications and independence;
•	compliance with McCormick’s business ethics and confidential information policies and legal and regulatory requirements, including McCormick’s disclosure controls and procedures; and
•	the evaluation of enterprise risk management issues.

In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, the internal auditors, and management of McCormick and to resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Committee also performs other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Audit Committee is available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees – Descriptions & Charters.”

The Nominating/Corporate Governance Committee and the Board of Directors have determined that all members of the Audit Committee satisfy the independence requirements of the NYSE’s Listing Standards, the rules of the SEC, and McCormick’s Corporate Governance Guidelines. No member of the Audit Committee serves on the audit committees of more than three public companies. The Board of Directors has also determined that all committee members qualify as “audit committee financial experts” under SEC rules.

Compensation Committee

The Compensation Committee has the following principal duties and responsibilities:

•	review McCormick’s executive compensation programs to ensure that they (i) effectively motivate the CEO and other executive officers to achieve our financial goals and strategic objectives; (ii) properly align the interests of these employees with the long-term interests of our stockholders; and (iii) are sufficiently competitive to attract and retain the executive resources necessary for the successful management of our businesses;

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•	review trends in executive compensation, oversee the development of new compensation plans (including performance-based, equity-based, and other incentive programs, as well as salary, bonus and deferred compensation arrangements) and, when appropriate, make recommendations to the Board regarding revisions to existing plans and/or approve revisions to such plans;
•	annually review and approve corporate goals and objectives relevant to McCormick’s CEO and other executive officers, evaluate the performance of such individuals against those goals and objectives, and approve the compensation for such individuals;
•	annually evaluate the relationship between the Company’s overall compensation policies and practices and risk;
•	annually evaluate the compensation of the members of the Board of Directors; and
•	review McCormick’s management succession plan for the CEO and other executive officers.

These duties and responsibilities are set forth in a written Charter approved by the Board of Directors which is available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees – Descriptions & Charters.”

Pursuant to its Charter, the Committee has the authority to delegate certain of its responsibilities to a subcommittee; however, to date no such delegation has been made. The Committee has the authority to administer McCormick’s equity plans for the CEO and other executive officers. The Committee is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards.

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE’s Listing Standards, and as “non-employee directors” and “outside directors” for the purposes set forth in the Committee’s Charter.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee assists the Board by:

•	developing and implementing corporate governance guidelines;
•	establishing criteria for the selection of nominees for election to the Board, and identifying and recommending qualified individuals to serve as members of the Board;
•	evaluating and making recommendations regarding the size and composition of the Board and its Committees (including making determinations concerning the composition of the Board and its Committees under the applicable requirements of the SEC and the NYSE); and
•	monitoring a process to assess the effectiveness of the Board and its Committees.

The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Committee and McCormick’s Corporate Governance Guidelines are available on McCormick’s Investor Relations website at ir.mccormick.com under “Corporate Governance,” then “Board Committees—Descriptions & Charters.”

All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE Listing Standards.

Committee Membership and Meetings

The table below shows the current members of each of the Committees and the number of meetings held by each Committee in fiscal 2014.

Name	Audit	Compensation	Nominating/ Corporate Governance
John P. Bilbrey		•
J. Michael Fitzpatrick	•
Freeman A. Hrabowski, III			Chair
Patricia Little	Chair
Michael D. Mangan(1)		•	•
Margaret M.V. Preston			•
William E. Stevens		Chair
Jacques Tapiero	•
Number of Committee Meetings Held in Fiscal 2014	9	8	5
(1)	Lead Director.

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Director Attendance at Meetings

During fiscal 2014, there were six regular meetings, and two special meetings, of the Board. Each incumbent director attended at least 75% of the total number of meetings of the Board and each of the Board Committees on which he or she served. George Roche, who departed from the Board effective March 26, 2014, attended at least 75% of the Board and Compensation Committee meetings prior to his retirement from the Board.

Each year, the Board of Directors meets on the same day as the Annual Meeting of Stockholders. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members are encouraged to attend and typically do so. All Board members attended last year’s Annual Meeting of Stockholders.

Risk Oversight

The Board oversees the Company’s risk management and risk mitigation processes at both the full Board and Board Committee levels. Senior management of the Company is responsible for the day-to-day management of the risks facing the Company.

Board of Directors

The full Board assesses the Company’s strategic direction and operational risks throughout the year. In addition, management annually provides the Board with an enterprise risk management (“ERM”) review of the strategic risk issues and major trends that may impact business functions and the Company’s overall risk profile, with recommendations for responsive action on ERM issues as needed. These plans and related risks are monitored throughout the year as part of the regular financial and performance reports given to the Board by management.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Audit Committee

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Audit Committee makes regular reports to the Board regarding briefings by management and advisors as well as the Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management process.

Compensation Committee

The Compensation Committee considers the relationship between the Company’s compensation policies and practices for all employees and risk, including whether such policies and practices encourage imprudent risk taking, and/or would be reasonably likely to have a material adverse effect on the Company. In performing its responsibilities, the Committee receives regular reports on compensation matters and trends from the Committee’s independent compensation consultant. In 2014, the Compensation Committee evaluated the current risk profile of our executive and broad-based compensation programs, as discussed below in “Performance-Based Compensation and Risk.” Additionally, the Compensation Committee reviewed the Company’s incentive plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of senior executives. The Committee noted features of the Company’s incentive plans (executive and broad-based) that mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, Compensation Committee discretion in payment of incentives in the executive plans, use of various types of long-term incentives, payment caps, significant stock ownership guidelines, and our clawback policy. In light of these analyses, the Compensation Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.

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Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee oversees risks related to corporate governance and Board composition. The Committee establishes criteria (for approval of the Board) for the selection of nominees for election to the Board, and reviews, evaluates and makes recommendations to the Board about its Committee structure and operations to ensure a commitment to effective governance.

Other Directorships

Certain individuals nominated for election to the Board of Directors hold, or have held in the past five years, directorships in other public companies:

Name	Current	2014	2013	2012	2011	2010
John P. Bilbrey	The Hershey Company	The Hershey Company	The Hershey Company	The Hershey Company	The Hershey Company	—
J. Michael Fitzpatrick	—	—	—	—	—	SPX Corporation
Freeman A. Hrabowski, III	T. Rowe Price Group, Inc.	T. Rowe Price Group, Inc.	T. Rowe Price Group, Inc.	Constellation Energy Group, Inc.	Constellation Energy Group, Inc.	Constellation Energy Group, Inc.
Patricia Little	—	—	—	—	—	—
Michael D. Mangan	—	—	—	—	—	—
Margaret M.V. Preston	—	—	—	—	—	—
Gordon M. Stetz, Jr.	—	—	—	—	—	—
Jacques Tapiero	—	—	—	—	—	—
Alan D. Wilson	MeadWestvaco Corporation	MeadWestvaco Corporation	MeadWestvaco Corporation	MeadWestvaco Corporation	MeadWestvaco Corporation	—

Stock Ownership and Service on Other Boards

It is expected that each non-management director will acquire, within five years after his or her election to the Board, a number of shares having a value at least equal to four times the annual retainer paid to such member for service on the Board. The annual retainer was $75,000 during 2014 as of April 1, 2014 (previously $70,000). Such ownership must thereafter be maintained while serving on the Board.

No director of the Company may serve on the boards of more than four other publicly traded companies while also serving on McCormick’s Board.

All nominees are currently in compliance with these Board membership requirements.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during fiscal 2014 was, an officer or an employee of McCormick or any of its subsidiaries, and no Committee member has any interlocking relationship with McCormick which is required to be reported under applicable rules and regulations of the SEC. For a discussion of insider participation in certain transactions, see “Procedure Regarding Transactions with a Related Person” above.

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Compensation of Directors*

The following table sets forth the compensation earned by the non-management directors for services rendered during the fiscal year ended November 30, 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)	Total ($)
John P. Bilbrey	84,250	97,914	47,400	229,564
J. Michael Fitzpatrick	85,750	97,914	47,400	231,064
Freeman A. Hrabowski, III	96,250	97,914	47,400	241,564
Patricia Little	102,250	97,914	47,400	247,564
Michael D. Mangan	108,250	97,914	47,400	253,564
Margaret M.V. Preston	78,250	97,914	47,400	223,564
George A. Roche(4)	22,000	0	0	22,000
William E. Stevens	99,250	97,914	47,400	244,564
Jacques Tapiero	87,250	97,914	47,400	232,564
*	Alan D. Wilson, Chairman & Chief Executive Officer, and Gordon M. Stetz, Jr., Executive Vice President & Chief Financial Officer, are members of the Board of Directors and are also executive officers of the Company. Mr. Wilson’s and Mr. Stetz’s compensation is set forth below under “Compensation of Executive Officers.”
(1)	Amounts shown include fees deferred at the election of the director as follows: Dr. Hrabowski – $96,250; Mr. Bilbrey – $84,250; and Mr. Tapiero – $87,250.
(2)	Amounts shown represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for each director. Awards include grants of RSUs (Stock Awards) and options (Option Awards) under the 2013 Omnibus Incentive Plan. For a discussion of the assumptions used in determining these values, see Note 11 to our 2014 financial statements.
(3)	Amounts shown include RSUs granted in 2014 and deferred at the election of the following directors: Dr. Hrabowski and Mr. Tapiero.
(4)	As previously disclosed, Mr. Roche served as a director until the Company’s 2014 Annual Meeting of Stockholders when he was not nominated for re-election in accordance with the Company’s Governance Guidelines.

Options and RSUs

The following chart sets forth the number of exercisable and unexercisable options (exercisable for Common Stock and Common Stock Non-Voting, as indicated) and unvested RSUs held by each non-management director that served during fiscal 2014, as of November 30, 2014:

	Exercisable Options		Unexercisable Options		Unvested RSUs
Name	Common Stock	Common Stock Non-Voting	Common Stock	Common Stock Non-Voting	Common Stock	Common Stock Non-Voting
John P. Bilbrey	31,250	8,750	5,000	-	1,406	-
J. Michael Fitzpatrick	31,250	8,750	5,000	-	1,406	-
Freeman A. Hrabowski, III	33,750	11,250	5,000	-	1,406	-
Patricia Little	18,750	1,250	5,000	-	1,406	-
Michael D. Mangan	28,750	6,250	5,000	-	1,406	-
Margaret M.V. Preston	33,750	11,250	5,000	-	1,406	-
George A. Roche	28,750	6,250	-	-	-	-
William E. Stevens	25,000	5,000	5,000	-	1,406	-
Jacques Tapiero	7,500	-	5,000	-	1,406	-

Narrative to the Director Compensation Tables

Directors who are employees of McCormick (Mr. Wilson and Mr. Stetz) do not receive any fees for their service as a director.

The cash components of non-management director compensation are: (i) an annual retainer of $75,000, paid in equal quarterly installments (the first quarterly installment upon election to the Board is paid in Common Stock; subsequent quarterly payments are paid in cash), (ii) a meeting fee of $1,500 for each Board Committee meeting attended, and (iii) for a director who serves as the Lead Director or as a Board Committee chair, an additional annual retainer of $15,000 in cash (paid in equal quarterly installments).

In addition, non-management directors receive an annual option grant of 5,000 shares of common stock under the 2013 Omnibus Incentive Plan. The shares subject to these options vest in full on March 15 of the year following the year in which the grant date occurs, provided that the director continues to serve on the Board until such date. Non-management directors also receive an annual RSU grant equal in value to $100,000. The RSUs vest in full on March 15 of the year following the year in which the grant date occurs, provided that the director continues to serve on the Board until such date. All outstanding stock options become fully exercisable and all outstanding RSUs

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vest in the event of disability or death of the participant, or a change in control of McCormick, while the director is serving on the Board.

Directors are eligible to participate in the McCormick Deferred Compensation Plan. Pursuant to this plan, directors may elect to defer anywhere from 10% to 100% of their cash Board fees. McCormick makes no contributions to the Deferred Compensation Plan. For all plan participants, including directors, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives (one of which tracks the performance of McCormick stock) selected by the participant. Plan participants may generally elect to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act). Director participants may elect the deferred amounts plus earnings to be distributed either six months following retirement from the Board or on an interim distribution date. Distributions upon a director’s retirement from the Board are paid in either a lump-sum or in 5 year, 10 year, 15 year or 20 year installments, based on the director’s distribution election. Interim distributions are paid on a lump-sum basis and the distribution date must be at least four years from the date of the deferral election. If a director leaves the Board prior to the interim distribution date, then his or her plan balance will be paid as either a lump sum distribution or as indicated in the retirement distribution election. Participants may make a change to their distribution election subject to the requirements of the plan and Section 409A of the Internal Revenue Code of 1986, as amended. Amounts deferred under the Deferred Compensation Plan are held in a “rabbi” trust and remain subject to the claims of McCormick’s creditors until they are paid.

Prior to the grant of RSUs, directors may elect to defer receipt of the underlying common stock upon vesting. If the director so elects, the director will not be considered the owner of the underlying common stock and will not receive voting rights or dividends on the stock until the deferral period expires, which is a date specified by the director or six months after the director’s departure from the Board. At the expiration of the deferral period, the director becomes the owner of the underlying common stock.

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PROPOSAL 1	ELECTION OF DIRECTORS

Director Nominees

The persons listed in the following table have been nominated by the Board for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. All nominees currently serve as directors. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a nominee is unable to serve on the Board, or will not serve for good cause, the proxy holders will have discretionary authority for the election of any person to the office of such nominee. Alternatively, the Board may elect to reduce the size of the Board.

The following table shows the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board, and, as of the Record Date, the amount of McCormick stock beneficially owned by each nominee, and the directors and executive officers of McCormick as a group, and the nature of such ownership. Except as shown in the table or footnotes, no nominee or executive officer owns more than 1% of either class of McCormick common stock.

Required Vote of Stockholders

The affirmative vote of a majority of all votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

Director Nominees

		Amount and Nature
		of Beneficial Ownership(1)
			Common
Name	Principal Occupation & Business Experience	Common	Non-Voting
John P. Bilbrey	President and Chief Executive Officer (2011 to present), Executive Vice President,	51,543	11,117
Age 58	Chief Operating Officer (2010 to 2011), Senior Vice President (2003 to 2010),	39,259(2)	10,867(2)
Year First Elected 2005	The Hershey Company; President of Hershey North America (2007 to 2010)
J. Michael Fitzpatrick	Retired Executive (2012 to present); Chairman (2007 to 2012), Chief Executive Officer	61,147	16,454
Age 68	(2007 to 2010), Citadel Plastics Holdings, Inc.	32,750(2)	9,250(2)
Year First Elected 2001
Freeman A. Hrabowski, III	President, University of Maryland, Baltimore County (1992 to present)	77,843	24,722
Age 64		45,055(2)	13,367(2)
Year First Elected 1997
Patricia Little	Executive Vice President and Chief Financial Officer, Kelly Services, Inc. (2008 to present);	25,477	1,745
Age 54	General Auditor (2006 to 2008), Director, Global Accounting (2002 to 2008), Ford Motor	18,750(2)	1,250(2)
Year First Elected 2010	Company.
Michael D. Mangan	Retired Executive (2010 to present); President, Worldwide Power Tools and Accessories,	40,055	8,367
Age 58	The Black & Decker Corporation (2008 to 2010); Senior Vice President, Chief Financial	28,750(2)	6,250(2)
Year First Elected 2007	Officer, The Black & Decker Corporation (2000 to 2008)
Margaret M.V. Preston	Managing Director, Private Wealth Management, TD Bank (2014 to present);	57,265	15,016
Age 57	Managing Director (2008 to 2014); Regional Executive (2009 to 2014); Senior	35,984(2)	11,995(2)
Year First Elected 2003	Vice President (2006 to 2008); US Trust, Bank of America Private Wealth Management
Gordon M. Stetz, Jr.	Executive Vice President & Chief Financial Officer, McCormick & Company,	143,081	5,231
Age 54	Incorporated (2007 to present)	89,299(2)	3,094(2)
Year First Elected 2011

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		Amount and Nature of Beneficial Ownership(1)
Name	Principal Occupation & Business Experience	Common	Common Non-Voting
Jacques Tapiero	Retired Executive (2014 to present); Senior Vice President and President,	9,886	1,310
Age 56	Emerging Markets (2009 to 2014); President, Intercontinental Region (2004 to 2009);	8,897(2)	0(2)
Year First Elected 2012	Eli Lilly and Company
Alan D. Wilson	Chairman (2009 to present); Chief Executive Officer (2008 to present);	750,888(3)	153,332(3)
Age 57	President (2007 to 2015); McCormick & Company, Incorporated	528,106(2)	133,875(2)
Year First Elected 2007		(6.0%)
Directors and Executive Officers as a Group (18 persons)(4)		2,076,463	322,455
		1,389,946(2)	240,268(2)
		(15.6%)
(1)	Includes (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children, and relatives (if any) who have the same home as the director or executive officer; (ii) shares of Common Stock that are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Wilson – 10,168, Mr. Stetz – 1,144, executive officers as a group – 13,958; and (iii) shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Bilbrey – 7,663; Dr. Fitzpatrick – 8,133; Dr. Hrabowski – 10,920; and Ms. Preston – 8,442.
(2)	Number of shares included in the above number which can be acquired within 60 days of the Record Date pursuant to the exercise of stock options and/or the vesting of RSUs.
(3)	Includes 22,970 shares of Common Stock and 11,714 of Common Stock Non-Voting, respectively, held in a charitable trust for the Wilson Family Foundation, and 30,000 shares of Common Stock held in a grantor retained annuity trust. Mr. Wilson serves as a trustee of each trust. Also includes 16,000 shares of Common Stock held in the Wilson Family Trust.
(4)	Includes 51,775 shares of Common Stock (25,000 shares of which can be acquired within 60 days of the Record Date) and 27,400 shares of Common Stock Non-Voting (5,000 shares of which can be acquired within 60 days of the Record Date) beneficially owned by William E. Stevens. Mr. Stevens joined the Board of Directors in 1988. In accordance with the Company’s Corporate Governance Guidelines, he is not being nominated for re-election at the 2015 Annual Meeting of Stockholders. The Company appreciates his contributions and service.

EXECUTIVE OFFICERS

Named Executive Officers

The following table shows, as of the Record Date, the names, ages and positions of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), the amount of Common Stock and Common Stock Non-Voting beneficially owned by each such executive officer, and the nature of such ownership. Except as shown in the table, no executive officer owns more than 1% of either class of McCormick common stock. Mr. Wilson and Mr. Stetz are also included in the director nominee table.

		Amount and Nature of Beneficial Ownership(1)
			Common
Name	Principal Position	Common	Non-Voting
Alan D. Wilson	Chairman & Chief Executive Officer	750,888	153,332
Age 57		528,106(2)	133,875(2)
		(6.0%)
Gordon M. Stetz, Jr.	Executive Vice President & Chief Financial Officer	143,081	5,231
Age 54		89,299(2)	3,094(2)
W. Geoffrey Carpenter	Retired Executive (January 1, 2015 to present); Vice President, General Counsel & Secretary	93,655	2,934
Age 61	(2008 to 2014)	59,919(2)	2,924(2)
Lawrence E. Kurzius	Chief Operating Officer & President (2015 to present); President – Global Consumer	129,752	0
Age 56	(2013 to present); President – Global Consumer & Chief Administrative Officer (2013 to 2015);	82,400(2)	0(2)
	President – McCormick International (2008 to 2013)
Charles T. Langmead	Retired Executive (July 1, 2014 to present); President – Global Industrial Business	296,530	10,156
Age 57	(2013 to 2014); President – Industrial Foods Americas (2011 to 2013);	191,568(2)	10,156(2)
	President – U.S. Industrial Group (2005 to 2011)
Malcolm Swift	President, Global Industrial (2015 to present); President – EMEA and Asia Pacific	43,443	1,717
Age 54	(2014 to present); President – EMEA (2008 to 2014)	40,863(2)	1,462(2)
(1)	Includes: (i) shares of Common Stock and Common Stock Non-Voting beneficially owned by the executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the executive officer; (ii) shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Wilson – 10,168 and Mr. Stetz – 1,144; and (iii) shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Wilson – 1,054 and Mr. Langmead –1,525.
(2)	Number of shares included in the above number which can be acquired within 60 days of the Record Date pursuant to the exercise of stock options and/or the vesting of RSUs.

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COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis (CD&A) is to provide stockholders with a description of the material elements of McCormick’s compensation program for its executive officers, including the Named Executive Officers, for fiscal 2014 and the policies and objectives which support the program. The compensation details are reflected in the compensation tables and accompanying narratives which follow.

The CD&A is divided into the following sections:

•	Our Executive Compensation Philosophy and Practices
•	Principles of McCormick’s Executive Compensation Policy
•	Overview of Our Executive Compensation Program for Fiscal 2014
•	How We Determined Executive Compensation for Fiscal 2014
•	Elements of Executive Compensation
•	Performance-Based Compensation and Risk

Our Executive Compensation Philosophy and Practices

The core principles of McCormick’s executive compensation program continue to be pay for performance while retaining key talent. McCormick’s compensation program is designed to align McCormick’s executive compensation with long-term stockholder interests. The framework of our executive compensation programs includes the governance features and other specific elements discussed below:

Compensation Practice	Pursued at McCormick?	Best Practice
Independent Compensation Committee and Consultant	YES. McCormick’s Compensation Committee is comprised solely of independent directors. As well, the Committee’s compensation consultant, Exequity L.L.P., is (i) retained directly by the Committee; (ii) performs no consulting or other services for McCormick; and (iii) is independent and there are no conflicts of interest with regard to the work of Exequity L.L.P.
Compensation Risk Assessments	YES. The Compensation Committee’s annual review and approval of McCormick’s compensation strategy includes a review of compensation-related risk management. In this regard, the Compensation Committee annually considers the relationship between the Company’s overall compensation policies and practices for employees, including non-executive officers, and risk, including whether such policies and practices (1) encourage imprudent risk taking, and/or (2) would be reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company’s compensation programs (executive and broad-based) provide multiple and effective safeguards to protect against undue risk.
Favorable Risk Assessment for Fiscal 2014	YES. Exequity L.L.P., the Compensation Committee’s independent consultant, assessed the Company’s compensation policies and practices in fiscal 2014 and concluded that they do not motivate imprudent risk taking.
Limited Perquisites and No Tax Gross-Ups	YES. The NEO’s receive a limited number of personal benefits and the Company does not provide tax gross-ups for personal benefits, such that these benefits are fully taxable to the recipient.
Employment Agreements	NO. McCormick’s executive officers do not have employment agreements, except where legally required, and do not have guaranteed levels of compensation.
Pledging, Hedging or Speculative Trading	NO. Executive officers are prohibited from pledging or hedging their Company stock (see discussion above under “Corporate Governance Guidelines”) and are prohibited from engaging in short sales or equivalent transactions in McCormick stock.
Share Ownership	YES. To further align the long-term interests of our executives and our stockholders, our Board has established stock ownership guidelines applicable to our CEO and executive officers. As well, a portion of an executive’s incentive award under the Long-Term Performance Plan (if earned) is now paid in the form of stock.

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Compensation Practice	Pursued at McCormick?	Best Practice
Clawback Policy	YES. McCormick’s 2013 Omnibus Incentive Plan (and the prior 2007 Omnibus Incentive Plan) outlines circumstances under which share-based and cash-based awards made under that plan may be forfeited, annulled, and/or reimbursed to McCormick, as described below.
Focus on Performance- Based Compensation	YES. The Compensation Committee endeavors to structure the executive compensation program so that each executive’s compensation will generally be fully deductible under Section 162(m) of the Internal Revenue Code, as described below.
Pay Well Aligned with Performance	YES. As part of Exequity L.L.P.’s annual analysis of pay for performance, it compares both a one-year and five-year review of McCormick’s CEO pay for performance to McCormick’s peer companies. The performance measures include total stockholder return (TSR), change in stockholder value (SV) and earnings before interest and taxes (EBIT). For fiscal 2014, the independent compensation consultant concluded that pay realized by McCormick’s CEO is well aligned with performance when measured in terms of TSR, SV, and EBIT.
Cap on Performance- Based Compensation	YES. There is a cap for executive officer incentive payments made under the annual performance-based compensation and long-term incentive programs, and no payment is guaranteed under any incentive plans.

Principles of McCormick’s Executive Compensation Policy

McCormick’s compensation policy is based on the following principles:

•	We must pay competitively – both as to the amount and type of compensation we offer – as compared to the “Market Group” companies listed below in order to attract and retain our executive talent.
•	A substantial portion of each executive’s total compensation should be performance-based and dependent on the achievement of financial performance goals over both the short and longer term.
•	The financial performance goals should be drivers of stockholder value over the short and longer term, such as sales growth, earnings per share (EPS) and total stockholder return (TSR).

Select Business Highlights for 2014

Top Line / Bottom Line Results
Strong sales and cash flow	For the past five years, we have achieved 6% compound annual sales growth and, in 2014, generated $504 million of cash flow from operations. Our focus on people, growth and performance has led to strong long-term results for the past decade that include a compound annual growth rate of 5% in sales and 8% in earnings per share.
Increased stockholder return	In 2014, we returned a record $437 million of cash to our stockholders through dividends and share repurchases, an increase of 22% from the previous year. McCormick’s 10-year total annual stockholder return has increased at a double-digit rate, out pacing the S&P 500 Stock Index. In fact, total annual shareholder return has risen at a double-digit pace for the past 1, 5, 10 and 20 year periods.
Growth on a global scale	We operate from more than 50 locations in 24 countries to achieve long-term growth in developed markets, and increase our presence in emerging markets, like China and Eastern Europe. In 2014, 17% of McCormick’s sales were in emerging markets, up from 10% three years ago. Globally, consumers purchase our brands in more than 135 countries and territories, and we sell to 9 of the top 10 food and beverage companies and 9 of the top 10 foodservice restaurant chains.
29 years of uninterrupted dividend increases	We have paid dividends every year since 1925 and have increased our dividend in each of the past 29 years, placing McCormick among the S&P 500’s Dividend Aristocrats. In 2014, our dividend reached $1.48 per share as compared to 56 cents per share ten years ago. During the past five years, our dividends per share have risen at a compound annual rate of 9%.

Overview of Our Executive Compensation Program for Fiscal 2014

During fiscal 2014, the primary elements of compensation earned by each of our Named Executive Officers consisted of base salary, an annual incentive cash payment, a long-term performance plan (in the form of cash-based and equity-based incentive awards), a long-term equity incentive program, a limited number of personal benefits, and retirement benefits earned under our qualified retirement plans and supplemental executive retirement plan (except Mr. Swift who is not eligible for the Company’s supplemental executive retirement plan).

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The Compensation Committee reviews and approves each element of compensation separately. If necessary, the Compensation Committee makes adjustments to individual elements of compensation to achieve the total targeted compensation that it believes is competitive with our Market Group and consistent with performance goals, all as explained below. In its deliberations, the Committee reviews “tally sheet” information for each executive officer, including the Named Executive Officers. The tally sheets are updated annually and include the elements of compensation noted above, the total estimated payments upon retirement, and the total estimated payments upon involuntary termination from McCormick.

The elements of the Executive Compensation Program described in the table below apply as stated to our US-based executive officers and it is our intent to follow our compensation principles and to provide similar benefits, where available and appropriate, to those executive officers located outside of the US. In 2014, Malcolm Swift was based in the UK and therefore subject to country-specific differences in benefits.

OVERVIEW OF EXECUTIVE COMPENSATION PROGRAM FOR FISCAL 2014

	Element	Objective	Key Features
Annual Cash Compensation	Base Salary	Provide a competitive annual fixed level of cash compensation.

• Targeted at the 50th percentile of our Market Group.

• Represents about 30% of compensation mix for all Executive Officers as a group.

• Adjustments are based on individual performance, internal equity, and pay relative to the Market Group.

	Annual Performance- Based Incentive Compensation	Motivate and reward executive contributions in producing annual financial results.

• Total cash compensation is targeted at the 50th percentile of the Market Group.

• Annual incentive cash payments are based on a formula that includes net income, EPS growth and operating income growth, adjusted for working capital charges.

Long-Term Incentive Plan	Long-Term Performance Plan	Retain executives and align their compensation with the Company’s key financial goals to drive stockholder value over time.

• Awards based on the achievement of cumulative growth in net sales, and relative TSR as compared to our Peer Group over the three-year performance period.

• Annual grants of three-year overlapping cycles.

• Earned awards to be delivered in cash and/or stock.

	Long-Term Equity Incentive Program	Retain executive officers and align their interests with the stockholders.

• Total long-term incentive compensation is targeted at the 50th percentile of the Market Group’s total long-term incentive compensation.

• Equity compensation is in the form of stock options, which provide value to the executive only to the extent that the stock price appreciates.

• Stock options are non-qualified options that vest one third per year over the first three years of the term, which is no longer than 10 years.

Retirement Benefits	Pension Plan & 401(k) Retirement Plan	Provide retirement income for employees.

• Tax qualified defined benefit pension plan in which most of our US employees, including eligible Named Executive Officers, are eligible to participate.

• Plan formula is based on age, years of service, and cash compensation.

• Pension Plan closed to new employees in 2012.

• The Company provides a match in the 401(k) plan of up to 4% of eligible compensation.

	Supplemental Executive Retirement Plan	Provide retirement income for eligible executives to replace a reasonable percentage of their annual pre-retirement income, and to facilitate an orderly transition within the ranks of senior management.

• For eligible executives who are age 50 and over, includes annual compensation over IRS limit and incentive bonus in the benefit calculation.

• For certain executive officers, including eligible Named Executive Officers, includes one additional month of service credit for each month of service in the Plan between ages 55 and 60 up to a five year maximum.

	Deferred Compensation Plan	Provide retirement savings to executives in a tax-efficient manner.	• Participant can elect to defer up to 80% of salary and annual bonus in a non-qualified plan.
	McCormick (UK) Limited Pension & Life Assurance Plan	Provide retirement income for employees based in the U.K.	• Defined benefit, contributory pension plan. • Plan formula is based on final pensionable salary and length of service in the plan. • Plan closed to new employees in 2003.
Personal Benefits	Automobile & Executive Benefit Allowances	Reimburse executive for transportation, financial planning and wellness expenses.	• Fixed monthly amount, which is fully taxable to the executive.
	Company Airplane	Available primarily for business use by executive officers to provide for security, confidentiality, and efficiency of travel time.	• The value of any personal use of the Company airplane (such as spouse travel) is imputed as income to the executive. • The executive is fully responsible for all taxes on such imputed amount.

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How We Determined Executive Compensation for Fiscal 2014

The Compensation Committee of the Board of Directors administers the compensation program for McCormick’s executive officers, including Mr. Wilson and the other Named Executive Officers. The Committee applies the executive compensation principles listed above when approving pay for each individual officer. In determining the compensation of the Company’s executive officers, the Committee is assisted by Exequity L.L.P., the independent compensation consultant retained by the Committee.

The Compensation Committee considered the following information in its evaluation of the compensation program for fiscal 2014:

•	A total compensation review of a large number of other manufacturers of consumer goods listed below (“Market Group”) provided by Exequity L.L.P.;
•	A review of current and historic financial information, such as EPS, sales growth and TSR, of certain manufacturers of consumer food products listed below (“Peer Group”); and
•	Recommendations by Mr. Wilson with respect to the compensation of each Named Executive Officer, other than himself, as discussed more fully below.

The Compensation Committee also considered the results of the advisory votes by stockholders on the “say-on-pay” proposal presented to stockholders at the March 26, 2014 Annual Meeting. As reported in the Company’s Form 8-K, filed with the SEC on March 31, 2014, stockholders expressed significant support for the compensation program offered to the Company’s Named Executive Officers. Accordingly, the Committee made no direct changes to the Company’s executive compensation program as a result of the say-on-pay vote. For fiscal 2014, the Company’s executive compensation program continued to focus on pay for performance, alignment of executive interests with those of McCormick’s stockholders, and achieving balance between offering annual and long-term incentives without creating improper risks. The Committee will continue to consider the results of stockholders’ advisory votes on executive compensation when making decisions about our executive compensation program.

Each year, in the process of considering compensation adjustments, the Compensation Committee compares the target total compensation being offered to McCormick’s executive officers, including its Named Executive Officers, to the compensation being paid to individuals in similar positions at the below listed consumer products companies (our Market Group companies).

For fiscal 2014, the Market Group comprised the following companies for U.S. based executive officers:

Brown-Forman Corporation	The Estee Lauder Companies Inc.	The J. M. Smucker Company
Campbell Soup Company	Flowers Foods, Inc.	Mattel, Inc.
Church & Dwight Co., Inc.	Fresh Del Monte Produce Inc.	Mead Johnson Nutrition Company
The Clorox Company	The Hershey Company	Molson Coors Brewing Company
Constellation Brands Inc.	The Hillshire Brands Company	Newell Rubbermaid Inc.
Dr. Pepper Snapple Group, Inc.	Hormel Foods Corporation	Reynolds American Inc.
Energizer Holding, Inc.	Ingredion Incorporated	Tupperware Brands Corporation

We believe these companies provide an appropriate comparison against which to measure the adequacy and suitability of our target compensation for executive officers because they are a likely source of executive talent for us, their executive positions are similar in scope, authority and impact to the positions occupied by our executives, and they generally operate within the same industry group as does McCormick. These companies range in sales and profits from lower to higher than McCormick, but the Compensation Committee’s independent consultant employs regression analysis to predict the levels of compensation these Market Group companies would pay if they were McCormick’s size. These size-adjusted data become the benchmarks against which the Compensation Committee measures the sufficiency and suitability of the pay being extended to McCormick’s executives.

Annual cash compensation consists of an annual base salary and annual performance-based incentive program. McCormick targets annual cash compensation expenditures at the 50th percentile of the annual cash compensation values in the Market Group companies. Long-term compensation expenditures (consisting of cash-based and equity-based incentive awards) also are targeted at the 50th percentile of the long-term incentive compensation values conveyed to executive officers at the Market Group companies.

During fiscal 2014, the aggregate value of the target total compensation opportunities (the sum of annual cash compensation and long-term incentive compensation) that McCormick extended to its team of executive officers was 1.9% below the 50th percentile of total target compensation levels offered to similarly positioned executives at the Market Group companies.

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Elements of Executive Compensation

1.	Annual Cash Compensation and Long-Term Incentives

(a)	Base Salaries: Adjustments to base salaries are considered annually, but there is no guarantee that base salary will increase in any given year. For fiscal 2014, base salaries for the Named Executive Officers were increased to reflect assessments of individual performance, better align overall base pay with market medians, and reflect increases in responsibility. In aggregate, following such increases, base salaries for all executive officers as a group were 2.7% above the 50th percentile level of the Market Group. For fiscal 2014, Mr. Wilson requested that the Compensation Committee not increase his base salary, and his request was approved by the Committee.

(b)	Annual Performance-Based Incentive Compensation:
Performance goals for our annual incentive program were approved by the Compensation Committee based on its analysis of the performance of the companies listed below, which are members of the S&P 500 Food Products Group. McCormick considers these companies to be our Peer Group for purposes of our performance-based incentive plans because they are the companies against which we assess our financial results and with whom we compete for equity investors.

For fiscal 2014, our Peer Group comprised the following companies:

Campbell Soup Company	The Hershey Company	Mead Johnson Nutrition Company
ConAgra Foods, Inc.	Hormel Foods Corporation	Mondelez International, Inc.
Dean Foods Company	The J. M. Smucker Company	Post Holdings, Inc.
Flowers Foods, Inc.	Kellogg Company	Tootsie Roll Industries, Inc.
General Mills, Inc.	Kraft Foods Inc.	Tyson Foods, Inc.
Keurig Green Mountain, Inc.	Lancaster Colony Corporation	The WhiteWave Foods Company

In accordance with McCormick’s 2013 Omnibus Incentive Plan, the annual incentive program, in which our Named Executive Officers participate, consists of an annual incentive pool that shall not exceed 2.5% of McCormick’s net income for the year. At the beginning of the year, the Compensation Committee establishes the maximum percentage of the pool that each will be eligible to earn, and the sum of these percentages cannot exceed 100% of the pool. At the end of the year, each Named Executive Officer’s actual incentive award generally is adjusted downward from the allocated portion of the pool based on McCormick’s EPS growth and McCormick Profit goals (McCormick Profit is operating profit adjusted by a charge for working capital). Malcolm Swift’s award, while not administered within the pool as defined by the Plan for fiscal 2014, was awarded based upon the same principles as all other Named Executive Officers. In exercising its discretion to adjust the amount of a Named Executive Officer’s annual incentive bonus from the amount that results from the pool, the Compensation Committee generally uses the following approach: (1) Named Executive Officers who are not directly responsible for a particular business unit have 70% of their annual incentive based on EPS growth and 30% of their annual incentive based on Global McCormick Profit, or (2) Named Executive Officers who are directly responsible for a particular business unit or group of business units have one-half of the annual incentive based on McCormick’s EPS growth and one-half on the achievement of McCormick Profit for that business unit or group of business units.

In general, when setting annual incentive goals, the Compensation Committee considers historic levels of EPS generated by the top performing Peer Group companies, upcoming year EPS estimates for these companies, and McCormick’s own record

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of EPS growth. The Committee also evaluates, with Mr. Wilson’s input, non-operational and/or other significant factors which may have affected the EPS results at McCormick and the Peer Group companies during the performance periods considered.

The Compensation Committee agreed with McCormick’s definition of “Adjusted EPS” for fiscal 2014 and 2013, that is EPS for the respective year, adjusted to exclude the impact of special charges and, for 2013, the loss on voluntary pension settlement. The Compensation Committee determined that if McCormick were to achieve Adjusted EPS growth in the range of prior year’s Adjusted EPS to 13.2%, an annual incentive would be paid in an amount between 30% and 200% of target. The Committee concluded it was appropriate to reward Adjusted EPS performance in this range with a payment exceeding target in recognition of the difficulty of achieving an Adjusted EPS goal which places McCormick among the highest performers in its Peer Group.

For fiscal 2014, the Compensation Committee established the following annual incentive payment levels for Adjusted EPS growth, ranging from equal to the 2013 level to growth of 13.2% or more. It was determined that achieving a level of Adjusted EPS equal to 2013 level would generate a 30% payout, which is consistent with the Company’s Peer Group companies and balances the needs of shareholders with the performance of management.

	Adjusted EPS Metric	Payout
Threshold	Prior Year Level	30%
Target	7.1% Growth	100%
Maximum	13.2%+ Growth	200%

One of the performance metrics used in determining the fiscal 2014 annual incentive for all Named Executive Officers is business unit McCormick Profit. For fiscal 2014, the ability to meet or exceed the McCormick Profit goals was considered at least as difficult as the overall Company achievement of its Adjusted EPS performance metric. Business unit McCormick Profit targets, while quantifiable, are confidential commercial or financial information, the disclosure of which would cause competitive harm to the Company. The Compensation Committee evaluates the difficulty of achieving the business unit McCormick Profit targets established by the CEO. In this evaluation, the Committee considers both the historic performance of the business units for which Messrs. Kurzius and Swift (and formerly Mr. Langmead) were responsible and the overall McCormick Profit targets established by the CEO for the upcoming fiscal year.

This evaluation is conducted with a view to driving stockholder value, paying our Named Executive Officers competitively, and rewarding superior financial performance. The measure of the difficulty of achieving business unit McCormick Profit targets is illustrated by the fact that the business units led by Messrs. Kurzius and Swift (and formerly Mr. Langmead) have not uniformly achieved their McCormick Profit targets from year-to-year and also vary when compared to each other.

The Compensation Committee determined the actual fiscal 2014 annual incentive for each Named Executive Officer using the factors set forth in the following table: (i) the performance metric and respective weight allocated to each metric, as applicable; and (ii) the target annual incentive potential, as a percentage of base salary.

Name	Performance Metric	Target Annual Incentive as a % of Base Salary	Payout Factor %	Actual Annual Incentive as a % of Base Salary*
		A	B	C
Alan D. Wilson	70% - Adjusted EPS Growth
	30% - Global McCormick Profit	130%	105%	137%
Gordon M. Stetz, Jr.	70% - Adjusted EPS Growth
	30% - Global McCormick Profit	75%	105%	79%
W. Geoffrey Carpenter	70% - Adjusted EPS Growth
	30% - Global McCormick Profit	60%	105%	63%
Lawrence E. Kurzius***	50% - Adjusted EPS Growth
	50% - Global McCormick Profit	75%	86%	64%
Charles T. Langmead	50% - Adjusted EPS Growth
	50% - Global Industrial McCormick Profit	75%	161%	70%**
Malcolm Swift***	50% - Adjusted EPS Growth
	40% - EMEA McCormick Profit
	10% - Asia Pacific McCormick Profit	60%	142%	85%
*	The fiscal 2014 annual incentive as a percentage of base salary for each Named Executive Officer is determined by multiplying column “A” times column “B” to produce the result in column “C.” The resulting annual incentive amount is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below. For fiscal 2013, the actual annual incentive as a percentage of base salary (Column C) for each Named Executive Officer was 64% (Mr. Wilson), 38% (Mr. Stetz), 31% (Mr. Carpenter), 28% (Mr. Kurzius), 21% (Mr. Langmead) and 78% (Mr. Swift).
**	Mr. Langmead’s payout factor percentage was calculated using full-year performance results for his assigned performance metrics. This factor was applied to his actual salary as of his retirement date and then pro-rated for the seven months of active employment in fiscal 2014.
***	The metrics shown for Mr. Kurzius and Mr. Swift are those that were in place for the second half of fiscal 2014, aligning with the scope of their roles effective June 1, 2014; however, the extent to which the growth and profit goals were attained was based on performance over the full fiscal year. For the first half of the fiscal year, Mr. Kurzius’ metrics were 50% Adjusted EPS Growth, 50% Global Consumer McCormick Profit while Mr. Swift’s were 33.3% Adjusted EPS Growth, 66.7% EMEA McCormick Profit.

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(c)	Long-Term Incentive Plan: The intent of the Long-Term Incentive Plan (LTIP) is to align the interests of our executives with those of our stockholders and to drive increasing stockholder value over time. The two components to the LTIP are the Long-Term Performance Plan (formerly known as the Mid-Term Incentive Plan) and the Long-Term Equity Incentive Program (currently granted in stock options):

i.	Long-Term Performance Plan - A limited number of executives, including the Named Executive Officers, who are in positions to significantly impact the achievement of key corporate objectives and who provide the long-term strategic leadership necessary to accomplish those objectives, participate in the Company’s three-year long-term performance plan. The program provides for the payments contingent on (1) the achievement of three-year performance goals relating to cumulative sales growth, and (2) McCormick’s Total Stockholder Return (TSR) relative to the TSR generated by our Peer Group companies. Since the award cycle that began on December 1, 2010, the Committee determined that the portion of the award measuring cumulative sales growth would be paid in the form of stock, but only if the established performance criteria are met. The Committee believes that these metrics align the interests of McCormick’s executives with the interests of stockholders. The other portion, measuring relative TSR, is paid in cash, again only to the extent the established performance criteria are met.

We establish our cumulative sales growth and TSR goals to instill in our executive officers an incentive to generate financial growth for McCormick that is competitive with growth rates exhibited by the highest performers among our Peer Group companies. This program plays an important role in aligning the compensation of executives with key financial accomplishments (e.g., relative TSR growth and/or cumulative sales growth), all of which the Compensation Committee believes drive stockholder value over the long-term and are therefore important indicators of the performance of our top executives. The three-year performance timeframe for this plan complements the annual performance focus provided by the annual incentive program and the longer-term focus provided by stock options.

Throughout fiscal 2014, there were three active award cycles in this program, one of which ended on November 30, 2014.

•	Completed Cycle: For the three year award cycle beginning on December 1, 2011 and ending on November 30, 2014 (fiscal 2012-2014), the Compensation Committee approved two metrics: (1) McCormick’s TSR relative to the TSR generated by our Peer Group companies; and (2) cumulative sales growth.
•	Active Cycles: For the three year award cycles beginning on December 1, 2012 and ending on November 30, 2015 (fiscal 2013-2015) and beginning December 1, 2013 and ending on November 30, 2016 (fiscal 2014-2016), the Compensation Committee again approved the relative TSR metric and a cumulative sales growth metric. The forms of payment remain the same as in the cycle completed on November 30, 2014.

Cumulative TSR growth relative to the growth generated by the members of our Peer Group was considered an appropriate metric for these cycles because it is a clear and objective measurement of return for our stockholders, and its inclusion as a performance indicator ensures that the interests of plan participants remain aligned with those of our investors. The higher McCormick’s TSR rank in relation to Peer Group returns, the bigger the cash award paid; the lower the TSR rank, the smaller the payment made. Separate performance goals for cumulative sales growth and TSR were established for each cycle.

The cash payment made to Named Executive Officers for the performance cycle ending November 30, 2014, is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table below. The Compensation Committee approved the cash payment to participants at 150% of target because of compounded three-year TSR percentile growth of 65th percentile and share payment to participants at 124% of target because of a compounded three-year sales growth of 15.7%. FY2015 is the third year of the fiscal 2013-2015 three-year performance cycle and the second year of the fiscal 2014-2016 three-year performance cycle. If the established performance targets for these cycles are achieved, the related cash and stock awards will be paid no later than February 2016 and February 2017, respectively. As required by SEC rules, the portion of the fiscal 2013-2015 cycle and the fiscal 2014-2016 cycles that may be paid in shares, if earned, is reflected in the Stock Awards column of the Summary Compensation Table below for years 2013 and 2014, respectively, even though it would not be paid until the end of the cycle.

For the three-year performance cycles completed in fiscal 2014 or currently in progress, the cumulative three-year sales growth and TSR thresholds and maximums are as follows:

	FY2012–2014 Performance Period
	Sales Growth	TSR
Threshold	9.0%	30th Percentile
Maximum	21.0%	80th Percentile and above
Actual Performance	15.7%	65th Percentile

	FY2013–2015 and FY2014–2016 Performance Periods
	Sales Growth	TSR
Threshold	9.0%	30th Percentile
Maximum	21.0%	80th Percentile and above

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ii.	Long-Term Equity Incentive Program - Long-term awards are granted at the meeting of the Board of Directors that is held on the same day as our Annual Stockholders’ Meeting. In fiscal 2014, the Compensation Committee determined that the long-term awards for executive officers, including the Named Executive Officers, should be 100% stock options, the same award format as had been granted in the previous year. The Compensation Committee decided to issue stock options because it believes that stock options provide the most direct and effective method for aligning the interests of our executive officers with those of our stockholders over the long-term. The exercise price of stock options is equal to the closing price of McCormick common stock on the date of grant.

In fiscal 2014, the number of option shares was determined by dividing the stock option cash value by the closing price of McCormick common stock on the date of grant and multiplying the result by a share-to-option conversion ratio of 7.0, which approximates the Binomial model for valuing of option shares. This methodology is evaluated annually. The number of options is then rounded to the closest 100.

The target value of long-term incentive awards is determined by reference to benchmark data. Each executive officer is assigned an aggregate award value which, when combined with their salary and annual incentive, reflects the 50th percentile of the total compensation of comparably positioned officers of our Market Group companies. The mix of cash and equity-based awards is determined each year by the Compensation Committee by reference to the typical blend of such awards in the Market Group.

Role of the Independent Compensation Consultant & Recommendations by the CEO

Independent Consultant: Pursuant to its Charter, the Committee has the sole authority to retain and terminate the services of any outside compensation advisers to the Committee. For fiscal 2014, the Compensation Committee retained Exequity L.L.P. to provide advice to the Committee on general program design and best practices, as well as to assist the Committee in determining the relationship between the programs and the levels of compensation paid to our executive officers and directors to the Peer Group companies identified above. Exequity L.L.P. reported directly to the Committee and neither Exequity L.L.P. nor any of its affiliates provide any other services to the Company, its management or executive officers. The Compensation Committee has assessed the work performed by Exequity L.L.P. and has determined both that Exequity L.L.P. is independent, and that its work did not raise any conflict of interest. While Exequity L.L.P. performed the general competitive review, as requested by the Committee, Exequity L.L.P. did not determine the amount or form of compensation with respect to McCormick’s executive officers.

CEO Recommendations: The compensation of every McCormick employee, including each Named Executive Officer, is influenced in large part by the responsibilities of the position and the need to ensure that employees having similar job responsibilities are paid equitably, with consideration for individual performance. During 2014, Mr. Wilson provided recommendations to the Compensation Committee with respect to the base salary amounts, performance targets for the annual and long-term incentive programs, and any adjustments to the value of long-term awards for each Named Executive Officer (other than himself). These recommendations were based on the Market Group data reviewed by the Committee and Mr. Wilson’s assessment of the executive’s relative experience, overall performance, and impact on the accomplishment of McCormick’s financial goals and strategic objectives during the prior year. While the Compensation Committee took Mr. Wilson’s recommendations under advisement, it independently evaluated the pay recommendations for each executive officer and made all final compensation decisions in accordance with its formal responsibilities as defined in its Charter.

Except as noted in the following sentence, Mr. Wilson does not make any recommendations as to his own compensation and such decisions are made solely by the Compensation Committee. For fiscal 2014, Mr. Wilson requested that the Compensation Committee not increase his base salary, and his request was approved by the Committee. The Compensation Committee determined Mr. Wilson’s compensation, including base salary, performance targets and the value of the annual and long-term awards privately in executive session.

No other executive officer of McCormick determined or recommended the amount or form of executive or director compensation to the Committee during fiscal 2014.

Share Ownership Guidelines for Executive Officers

We believe our executive officers should be invested in the success of the organization they lead, and thus the Compensation Committee adopted share ownership guidelines in 2004. In June 2014, the Committee reviewed our share ownership guidelines as compared to those of the Market Group companies. A majority of the Market Group companies set share ownership guidelines based on a multiple of base salary similar to ours. Based upon its review, the Committee concluded that no changes were necessary to the previously established guidelines, which are as follows:

Multiple of Base Pay
Chief Executive Officer	5.0x
Executive Vice President and executive officers serving as Presidents of major business units	3.0x
Senior Vice President	2.0x
Vice President	1.6x

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Shares owned by an executive officer include common stock allocated to the officer’s 401(k) plan account as well as other shares which are beneficially owned, directly or indirectly, by the officer, but do not include shares available under vested but unexercised options.

All executive officers have five years from their appointment as an executive officer to meet these guidelines, and their stock ownership is reviewed annually by the Compensation Committee. Based on the closing price of the common stock on the Record Date, all of our Named Executive Officers satisfy the guidelines.

2.	Retirement Benefits and Personal Benefits

(a)	Retirement Benefits: We provide a tax-qualified defined benefit pension plan in which most of our U.S. employees are eligible to participate, including the U.S.-based Named Executive Officers. For employees hired prior to December 1, 2000, base salary only is included in the calculation of the pension benefit, while base salary and the annual incentive are included in the calculation of the pension benefit for employees hired on or after December 1, 2000. Effective January 1, 2012, the pension plan was closed to new entrants; however, persons who were employees prior to January 1, 2012 continue to accrue benefits under the pension plan in accordance with its existing terms, before and after January 1, 2012.

Malcolm Swift is eligible to participate in the McCormick (UK) Limited Pension & Life Assurance Plan (“UK Pension Plan”), which is a defined benefit, contributory plan. The UK Pension Plan was closed in 2003. Mr. Swift’s inclusion in the plan as an Executive of McCormick UK was requested by the Company and approved by the Trustees of the plan. The plan provides benefits based on the participant’s years of service and the final pensionable salary. As defined in the plan, “years of service” means all of the executive’s years of service to McCormick after becoming eligible to enter the UK Pension Plan.

We also provide a supplemental executive retirement plan (“SERP”) for a limited number of senior management employees who are age 50 and older, including the U.S.-based Named Executive Officers. Providing a supplemental retirement benefit is consistent with comparable organizations and provides a significant retention benefit. The senior executive program contained in McCormick’s SERP provides the participating Named Executive Officers who are age 50 and older with a credit of one additional month of service for each month of service in the SERP between ages 55 and 60. For the Named Executive Officers hired before December 1, 2000, the SERP also includes a significant portion of the executives’ incentive payments in the calculation of the SERP pension benefit in recognition of the fact that a substantial portion of the total compensation for these executives is performance-based compensation, consistent with our compensation policy, and the incentive bonuses for these executives are not included in calculating their benefit under the tax-qualified pension plan. For Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit by a factor based upon the Named Executive Officer’s wage grade at the date of retirement. The long-term cash and equity based incentive awards described above are not included in the calculation of the SERP benefit.

(b)	Personal Benefits: The Named Executive Officers received a limited number of personal benefits, including a fixed car allowance and fixed executive benefit allowance for expenses associated with financial planning and wellness. These benefits make up a small portion of the total compensation of our Named Executive Officers and we believe the retention value of these benefits exceeds the cost of such benefits to McCormick. The Company does not provide tax gross-ups for personal benefits, such that these benefits are fully taxable to the recipient.

(c)	Company Airplane: McCormick maintains a Company airplane. It is preferred that the CEO and other executives, including the Named Executive Officers, use McCormick’s airplane whenever air travel is required for business purposes. This provides for a more efficient use of their time given the greater likelihood of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed, and enhances personal security. Spouses, family and other guests generally may accompany the executive on the airplane when the executive is traveling. If the travel by the executive, spouse, family, or guest does not meet the United States Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the executive and the executive is fully responsible for any associated tax liability. To the extent any travel on the airplane results in imputed income to the Named Executive Officer, the Company does not provide gross-up payments to cover the Named Executive Officer’s personal income tax obligation due to such imputed income. The Company does not incur any incremental out-of-pocket costs when additional passengers accompany an executive on the Company airplane.

For additional information on the above personal benefits, see the “All Other Compensation” column and related footnotes to the Summary Compensation Table.

Performance-Based Compensation and Risk

The Compensation Committee considers risk as well as motivation when establishing performance criteria. During fiscal 2014, the Compensation Committee engaged in a process of reviewing all of the Company’s incentive compensation plans to determine whether the Company’s compensation policies and practices foster risk taking above the level of risk associated with the Company’s business model. In the course of its examination, the Committee evaluated:

•	The balance of performance and the quality and sustainability of performance;
•	The mix between annual and long-term incentives;

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•	The relationship between performance criteria for annual and long-term incentive awards;
•	Competitive practices;
•	Share retention requirements; and
•	Clawback provisions.

On the basis of this review, the Compensation Committee determined that the Company’s incentive compensation plans are appropriately structured and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Clawback Provisions

McCormick’s 2013 Omnibus Incentive Plan (the “2013 Plan”), which was approved by stockholders at the April 3, 2013 Annual Meeting, and the prior 2007 Omnibus Incentive Plan, which was replaced by the 2013 Plan, outlines circumstances under which share-based and cash-based awards made under that plan may be forfeited, annulled, and/or reimbursed to McCormick. Such circumstances include: a forfeiture of the gain realized by a participating employee on account of actions taken by the employee in violation of the award agreements issued under the 2013 Plan, and/or a finding by the Compensation Committee that a participating employee has been terminated for cause (“cause” means, as determined by the Compensation Committee, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of, or plea of nolo contendre to, a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of those agreements between the participant and McCormick or an affiliate, as specified in the 2013 Plan).

Furthermore, if McCormick is required to prepare an accounting restatement due to the material noncompliance of McCormick, as a result of misconduct, with any financial reporting requirement under the securities laws, then (i) the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and (ii) any participant who (a) knowingly engaged in the misconduct, (b) was grossly negligent in engaging in the misconduct, (c) knowingly failed to prevent the misconduct, or (d) was grossly negligent in failing to prevent the misconduct, is required to reimburse McCormick the amount of any payment in settlement of an award earned or accrued under the 2013 Plan during the twelve month period following the public issuance or Exchange Act filing (whichever first occurred) of the financial document that contained such material noncompliance.

In addition, any award granted pursuant to the 2013 Plan shall be subject to mandatory repayment by the participant to McCormick to the extent the participant is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule, regulation or stock exchange listing standard, or (b) any law, rule, regulation or stock exchange listing standard that imposes mandatory recoupment under the circumstances set forth in such law, rule, regulation or listing standard.

Performance-Based Compensation – Section 162(m)

The Compensation Committee annually reviews and considers the deductibility of the compensation paid to our executive officers, which includes each of the Named Executive Officers in the U.S., under Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), compensation paid to certain executive officers in excess of $1,000,000 is not deductible unless it qualifies as “performance-based compensation.” The Committee endeavors to structure the executive compensation program so that each executive’s compensation will generally be fully deductible. However, the Committee retains the right to approve compensation that is not fully deductible under Section 162(m). The compensation paid pursuant to our cash-based annual and long-term incentive programs is intended to qualify as “performance-based compensation” for purposes of Section 162(m). Base salaries do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m).

For fiscal 2014, compensation for Mr. Wilson exceeded the Section 162(m) limitation due primarily to base salary.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed the foregoing Compensation Discussion and Analysis with management and, based on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014, and in this proxy statement.

Submitted by:	Compensation Committee
William E. Stevens, Chair
John P. Bilbrey
Michael D. Mangan

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Executive Compensation Tables

Summary Compensation Table

The following table sets forth the compensation earned during the applicable fiscal year by our CEO and CFO during fiscal 2014, each of the other three most highly compensated executive officers of McCormick who were executive officers as of the end of fiscal 2014, and, in accordance with SEC rules, Charles T. Langmead, for whom disclosure would have been provided but for the fact that he retired (effective July 1, 2014) prior to the end of fiscal 2014.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Alan D. Wilson	2014	1,000,000	1,000,000	1,866,612	2,492,600	3,837,390	63,200	10,259,802
Chairman and Chief Executive	2013	1,000,000	750,000	1,719,752	1,167,500	774,816	57,885	5,469,953
Officer	2012	1,000,000	750,000	1,322,148	3,000,700	3,389,149	57,569	9,519,566
Gordon M. Stetz, Jr.	2014	533,654	250,000	466,416	696,450	894,143	63,200	2,903,863
Executive Vice President and	2013	493,462	212,500	429,938	315,250	(186,806)	57,885	1,322,229
Chief Financial Officer	2012	476,680	175,000	278,913	886,382	861,397	57,569	2,735,941
W. Geoffrey Carpenter	2014	466,827	175,000	327,060	449,820	813,118	55,740(8)	2,287,565
Former Vice President,	2013	441,827	150,000	301,146	208,780	(318,261)	49,025	832,517
General Counsel & Secretary
Lawrence E. Kurzius	2014	556,923	250,000	466,416	684,690	744,317	63,200	2,765,546
Chief Operating Officer & President	2013	518,558	212,500	479,182	294,235	291,272	57,885	1,853,632
President Global Consumer	2012	491,679	212,500	367,821	1,156,429	345,432	60,054	2,633,915
Charles T. Langmead(7)	2014	290,385	200,000	373,512	577,124	1,514,053	321,100(8)	3,276,174
Former President	2013	490,154	175,000	362,701	226,750	326,627	54,536	1,635,768
Global Industrial	2012	455,019	175,000	278,913	921,788	1,832,126	57,979	3,720,825
Malcolm Swift(9)	2014	456,447	1,649,250(10)	233,208	537,768	185,067	48,022	3,109,762
President, EMEA and Asia Pacific
President Global Industrial
(1)	The Salary and Non-Equity Incentive Plan Compensation columns include amounts deferred at the election of the Named Executive Officer. For more information on the amount of cash compensation deferred for each Named Executive Officer during fiscal 2014, see the “Non-Qualified Deferred Compensation Table” below.
(2)	We are required to report the equity portion of awards made under the Long-Term Performance Plan (LTPP) at the beginning of the three-year LTPP cycle, even though it will not be paid (if at all) until the end of the cycle. The amounts shown assume performance at target. The cash portion of the award is not reported until the end of the cycle. Both the cash and equity portions of the award are paid only if performance conditions are met, and the final payment amount will range from 25% to 200% of the stated target. Refer to the “Grants of Plan-Based Awards” table below for the threshold, target, and maximum amounts that can be earned. Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to the equity component of the FY2012-FY2014, FY2013-FY2015 and FY2014-FY2016 LTPP cycles. For a discussion of the assumptions used in determining these values, see Note 11 to our 2014 financial statements.
(3)	Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to each fiscal year for each Named Executive Officer related to grants of stock options pursuant to our 2007 and 2013 Omnibus Incentive Plans. For a discussion of the assumptions used in determining these values, see Note 11 to our 2014 financial statements.
(4)	Amounts shown represent the cash awards earned by the Named Executive Officer under our annual performance-based incentive compensation program for each performance period. For further information, see the “Grants of Plan-Based Awards” table and accompanying footnotes below. Amounts shown for each fiscal year also include cash awards paid to participants for three three-year LTPP cycles, the first beginning on December 1, 2009 and ending on November 30, 2012, the second beginning on December 1, 2010 and ending on November 30, 2013 and the third beginning on December 1, 2011 and ending on November 30, 2014. Both payments made to Mr. Langmead in FY2014 were prorated based on his retirement effective July 1, 2014. For Mr. Swift, this amount includes an additional $24,486 in recognition of Mr. Swift’s contributions in preparing the Asia Pacific Zone for improved performance in fiscal 2015.
(5)	Amounts represent the actuarial change in the present value of the Named Executive Officer’s benefit under our defined benefit pension plan and SERP, except for Mr. Swift’s which is based on the UK Pension Plan. While these amounts appear as a lump sum, the normal form of payment is an annuity and the plan does not currently allow a lump sum payment for these benefits. The pension number reported is an accounting value and was not realized by the Named Executive Officer during 2014.
(6)	Each Named Executive Officer who is also a Management Committee member receives a $22,000 executive auto allowance annually (Mr. Carpenter, who is not a Management Committee member, received a $13,140 executive auto allowance annually). Each also receives a $17,000 executive benefit allowance annually. Each may also elect to enroll in an Executive Financial Counseling program valued at $14,000 annually (Mr. Swift is not eligible to participate in this program, and Mr. Langmead elected not to enroll). Each also received $10,200 in matching funds under the McCormick 401(k) plan in fiscal 2014 (except for Mr. Swift who is not eligible to participate in this plan). Mr. Swift received an auto allowance in the amount of $21,897 annually until April 30, 2014, at which time it was increased to $22,672 upon his appointment to the Management Committee, making the total for fiscal 2014 amount to $22,349. Mr. Swift also received an annual private fuel benefit in the amount of $8,766 for fiscal 2014, and a Wellness allowance of $1,173, paid monthly, which ceased as of April 30, 2014, making the total for fiscal 2014 amount to $489. Beginning May 1, 2014, Mr. Swift began receiving a Financial Planning and Wellness allowance in the amount of $28,145, making the total for fiscal 2014 amount to $16,418.
(7)	For fiscal 2014, Mr. Langmead’s executive auto and benefit allowances, paid bi-weekly until his retirement date, amounted to $13,538 and $10,462, respectively. He will also receive a prorated portion of both shares and cash from the three active LTPP cycles during which he was an active employee. See “Annual Performance-Based Incentive Compensation” above for an explanation of how Mr. Langmead’s annual incentive amount was calculated for fiscal 2014, and “Treatment of NEO who Terminated Employment in 2014” below for an explanation of compensation items and other benefits Mr. Langmead received upon his retirement effective July 1, 2014.
(8)	As do all other U.S. employees who achieve 30 years of service, Messrs. Carpenter and Langmead received long-term service awards of $350 and $430, respectively, in fiscal 2014. Each also received a retirement gift of $1,050 in fiscal 2014.
(9)	Mr. Swift is located in the U.K., and, while the amounts shown in the table and accompanying footnotes are expressed in U.S. dollars, certain components of his compensation are paid in British pounds. These components were converted to U.S. dollars using the exchange rate (1.5636) as of November 28, 2014, the last business day of the Company’s fiscal year.
(10)	Amount shown for Mr. Swift includes his equity portion, assuming performance at target, of the FY2014-FY2016 LTPP cycle, which is $125,000; and the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of a grant of 35,000 restricted stock units he received on May 28, 2014. These units vest 5,000 shares per year on May 28, 2016, 2017 and 2018; and 10,000 shares per year on May 28, 2019 and 2020.

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Narrative to the Summary Compensation Table

McCormick does not maintain any employment agreements with the Named Executive Officers or other executive officers, except where required by law. In addition, dividends are not accrued or paid on unexercised options. The Company does not provide tax gross-ups for personal benefits or for the use of the Company airplane by Named Executive Officers.

As required under U.K. law, Mr. Swift has an employment agreement with the Company. The terms of Mr. Swift’s employment agreement include base salary, notice of eligibility to participate in a bonus scheme operated by McCormick, eligibility to participate in the UK Pension Plan (which has been closed to new entrants), Group Income Protection and Private Medical Insurance and receive the automobile and executive allowances. The agreement also includes “notice to terminate employment” requirements for McCormick and Mr. Swift as well as “post termination obligations” of non-competition and non-solicitation.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards by McCormick during fiscal 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Equity Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)(3)	Target ($)	Maximum ($)	Threshold (#)(3)(4)	Target (#)(4)	Maximum (#)(4)
Alan D.	-	390,000(1)	1,300,000(1)	2,600,000(1)	-	-	-	-	-	-	-
Wilson	12/1/2013	250,000(2)	1,000,000(2)	2,000,000(2)	3,621	14,484	28,968	-	-	-	1,000,000(8)
	3/26/2014	-	-	-	-	-	-	-	196,900	71.10	1,866,612(7)
Gordon M.	-	123,750(1)	412,500(1)	825,000(1)	-	-	-	-	-	-	-
Stetz, Jr.	12/1/2013	62,500(2)	250,000(2)	500,000(2)	905	3,621	7,242	-	-	-	250,000(8)
	3/26/2014	-	-	-	-	-	-	-	49,200	71.10	466,416(7)
W. Geoffrey	-	85,500(1)	285,000(1)	570,000(1)	-	-	-	-	-	-	-
Carpenter	12/1/2013	43,750(2)	175,000(2)	350,000(2)	634	2,534	5,068	-	-	-	175,000(8)
	3/26/2014	-	-	-	-	-	-	-	34,500	71.10	327,060(7)
Lawrence E.	-	128,250(1)	427,500(1)	855,000(1)	-	-	-	-	-	-	-
Kurzius	12/1/2013	62,500(2)	250,000(2)	500,000(2)	905	3,621	7,242	-	-	-	250,000(8)
	3/26/2014	-	-	-	-	-	-	-	49,200	71.10	466,416(7)
Charles T.	-	65,588(1)	218,625(1)	437,250(1)	-	-	-	-	-	-	-
Langmead	12/1/2013	50,000(2)	200,000(2)	400,000(2)	724	2,896	5,792	-	-	-	200,000(8)
	3/26/2014	-	-	-	-	-	-	-	39,400	71.10	373,512(7)
Malcolm	-	84,434(1)	281,448(1)	562,896(1)	-	-	-	-	-	-	-
Swift	12/1/2013	31,250(2)	125,000(2)	250,000(2)	453	1,810	3,620	-	-	-	125,000(8)
	3/26/2014	-	-	-	-	-	-	-	24,600	71.10	233,208(7)
	5/28/2014	-	-	-	-	-	-	35,000	-	-	1,524,250(9)
(1)	Amounts shown represent the threshold, target and maximum amounts that could have been earned for fiscal 2014 by each Named Executive Officer under our annual performance-based incentive compensation plan. The actual amounts earned by each Named Executive Officer are included in the fiscal 2014 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	Amounts shown represent the threshold, target and maximum amount that could be earned under the cash component of the FY2014-FY2016 LTPP cycle. Upon payout, Mr. Langmead’s actual payment will be prorated based on his retirement date effective July 1, 2014.
(3)	Amounts shown represent the minimum amounts payable or shares earned if the threshold performance goals are achieved. No payments will be made or shares issued for performance below the threshold level.
(4)	Amounts represent the threshold, target and maximum amount (in shares) that could be earned under the stock component of the FY2014-FY2016 LTPP cycle. Upon payout, Mr. Langmead’s actual payment will be prorated based on his retirement date effective July 1, 2014.
(5)	Amounts shown include awards of stock options under the 2013 Omnibus Incentive Plan. Stock options granted prior to 2014 vest based upon the executive’s continued services to McCormick in equal installments over four years. Those granted in 2014 will vest ratably over three years (both are subject to certain acceleration provisions, as discussed under “Potential Payments upon Termination or Change in Control” below).
(6)	The exercise price of the stock options is equal to the closing price of the common stock on the grant date.
(7)	Amounts shown represent the grant date fair value of each equity award granted during fiscal 2014 for each Named Executive Officer.
(8)	Amounts shown represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 related to the equity component of the FY2014-FY2016 LTPP cycle based on the target amount payable if the performance conditions are met. For a discussion of the assumptions used in determining these values, see Note 11 to our 2014 financial statements.
(9)	Amount shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of a grant of 35,000 restricted stock units Mr. Swift received on May 28, 2014. These units vest 5,000 shares per year on May 28, 2016, 2017 and 2018; and 10,000 shares per year on May 28, 2019 and 2020.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by each Named Executive Officer as of November 30, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Alan D. Wilson	0	196,900(1)	71.10	3/25/2024
	45,400	136,200(2)	71.60	4/2/2023
	92,200	92,200(3)	54.24	3/27/2022
	158,250	52,750(4)	47.40	3/29/2021
	234,400	0	38.39	3/30/2020
	131,731	0	29.89	3/24/2019
					3,621(5)	269,149
					2,896(6)	215,260
Gordon M. Stetz, Jr.	0	49,200(1)	71.10	3/25/2024
	11,350	34,050(2)	71.60	4/2/2023
	19,450	19,450(3)	54.24	3/27/2022
	33,375	11,125(4)	47.40	3/29/2021
	28,218	0	38.39	3/30/2020
					905(5)	67,269
					821(6)	61,025
W. Geoffrey	0	34,500(1)	71.10	3/25/2024
Carpenter	7,950	23,850(2)	71.60	4/2/2023
	13,850	13,850(3)	54.24	3/27/2022
	23,700	7,900(4)	47.40	3/29/2021
	11,700	0	38.39	3/30/2020
	5,643	0	29.89	3/24/2019
					634(5)	47,125
					579(6)	43,037
Lawrence E. Kurzius	0	49,200(1)	71.10	3/25/2024
	12,650	37,950(2)	71.60	4/2/2023
	25,650	25,650(3)	54.24	3/27/2022
	44,100	14,700(4)	47.40	3/29/2021
					905(5)	67,269
					821(6)	61,025
Charles T.	39,400	0	71.10	7/1/2019
Langmead	38,300	0	71.60	7/1/2019
	38,900	0	54.24	7/1/2019
	44,500	0	47.40	7/1/2019
	24,750	0	38.39	7/1/2019
	15,874	0	29.89	3/24/2019
					724(5)	53,815
					676(6)	50,247
Malcolm Swift	0	24,600(1)	71.10	3/25/2024
	6,800	20,400(2)	71.60	4/2/2023
	13,850	13,850(3)	54.24	3/27/2022
	15,825	5,275(4)	47.40	3/29/2021
	5,850	0	38.39	3/30/2020
					453(5)	33,671
					386(6)	28,691
					35,000(8)	2,601,550

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(1)	The remaining unvested stock options will vest in equal increments on March 26 of 2015, 2016, and 2017.
(2)	The remaining unvested stock options will vest in equal increments on April 3 of 2015, 2016, and 2017.
(3)	The remaining unvested stock options will vest in equal increments on March 28 of 2015 and 2016.
(4)	The remaining unvested stock options will vest on March 30 of 2015.
(5)	In accordance with SEC rules, the amounts shown represent the threshold amounts of the equity component of the FY2014-FY2016 LTPP cycle because our fiscal 2014 performance does not exceed the threshold performance measure established for this LTPP cycle.
(6)	In accordance with SEC rules, the amounts shown represent the threshold amounts of the equity component of the FY2013-FY2015 LTPP cycle because our cumulative performance for fiscal years 2014 and 2013 does not exceed the threshold performance measure established for this LTPP cycle.
(7)	In accordance with SEC rules, the amounts shown in the table are based on the closing market price of our Common Stock Non-Voting on November 28, 2014 (the last business day of our fiscal year) of $74.33.
(8)	Mr. Swift was granted 35,000 restricted stock units on May 28, 2014. These units vest 5,000 shares per year on May 28, 2016, 2017 and 2018; and 10,000 shares per year on May 28, 2019 and 2020.

Option Exercises and Stock Vested in Last Fiscal Year

The following table sets forth option exercises which occurred during fiscal 2014.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(2)
Alan D. Wilson	-	-	33,732	2,156,149
Gordon M. Stetz, Jr.	-	-	7,872	503,178
W. Geoffrey Carpenter	-	-	4,498	287,512
Lawrence E. Kurzius	65,300	2,003,404	9,558	610,947
Charles T. Langmead	-	-	7,872	503,178
Malcolm Swift	-	-	3,374	215,666
(1)	The amounts shown are calculated based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares for which the options were exercised. The actual value realized by each Named Executive Officer, after payment of related taxes and fees, was as follows: Mr. Kurzius - $1,006,696.
(2)	The amounts shown are calculated based on the closing market price of our common stock on the date of award delivery, multiplied by the number of award shares. The actual value realized by each Named Executive Officer, after payment of related taxes and fees, was as follows: Mr. Wilson - $1,078,822; Mr. Stetz - $317,386; Mr. Carpenter - $182,304; Mr. Kurzius - $387,459; Mr. Langmead - $319,159; and Mr. Swift - $113,180.

Pension Benefits

McCormick’s U.S. tax-qualified pension plan for employees in the U.S. is a defined benefit, non-contributory plan. Similar to all other participants in the plan, the Named Executive Officers are generally eligible to participate in the plan upon completing one year of service, except for Mr. Swift, who participates in the UK Pension Plan described below. The normal retirement age pursuant to the plan is 65, however a participant may retire at 62 without receiving a reduction in benefits due to age, or as early as 55 with their benefits reduced 5/12 of 1% per month for each month that the participant is less than age 62. As of November 30, 2014, Mr. Carpenter, Mr. Kurzius, and Mr. Wilson were eligible for early retirement with reduced benefits. Mr. Langmead elected to take early retirement effective July 1, 2014, as did Mr. Carpenter effective January 1, 2015. Effective January 1, 2012, the pension plan was closed to new entrants; however, persons who were employees prior to January 1, 2012 continue to accrue benefits under the pension plan in accordance with its existing terms after January 1, 2012.

The plan provides benefits (which are reduced by an amount equal to 50% of the participant’s Social Security benefit for those employees hired before December 1, 2000) based on the participant’s years of service and the highest average compensation over a period of five consecutive years. As defined in the plan, “years of service” means all of the executive’s years of service to McCormick after becoming eligible to enter the plan (generally after one year of employment with McCormick). However, if a participant experiences a total and permanent disability prior to age 65, the participant’s benefit will be based upon the participant’s years of service as if he or she had served to the later of age 65 or five years after the total disability and compensation as of the date of the total and permanent disability. Also as defined in the pension plan, “highest average compensation” means base pay only for employees hired prior to December 1, 2000, and base pay and annual incentive bonus for employees hired on or after December 1, 2000. All the Named Executive Officers were hired prior to December 1, 2000, except Mr. Kurzius who was hired after that date.

McCormick’s pension plan for employees based in the U.K. is the UK Pension Plan, which is a defined benefit, contributory plan. It closed in 2003. Mr. Swift’s inclusion in the plan as an Executive of McCormick UK was requested by the Company and approved by

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the Trustees of the plan. The normal retirement age pursuant to the plan is 65; however, a participant may retire as early as age 55 with a reduction in benefit entitlement based on Actuarial tables. The plan provides benefits based on the participant’s years of service and the final pensionable salary (i.e., base pay less Basic State Pension offset). As defined in the plan, “years of service” means all of the executive’s years of service to McCormick after becoming eligible to enter the plan.

The Named Executive Officers in the U.S. also participate in the senior executive program of the supplemental executive retirement plan (“SERP”), which was adopted in 1979. The SERP provides a limited group of senior executives age 50 and older with an inducement to retire before age 65 by providing participating executives with an additional month of service credit for each month of service in the SERP between ages 55 and 60. For executive participants hired prior to December 1, 2000, the SERP includes a significant portion of the executives’ annual bonuses in the calculation of pension benefits. Specifically, the calculation of average monthly earnings includes 90% of 1/12 of the average of the five highest annual bonuses payable for any five of the ten calendar years immediately preceding termination. For Named Executive Officers hired on or after December 1, 2000, the SERP is calculated by multiplying the benefit amount by a factor based upon the Named Executive Officer’s wage grade at the date of retirement.

If the participating executive experiences a termination by McCormick without cause prior to age 55, the executive’s SERP benefit will vest immediately upon such termination and will be based upon the executive’s years of service and compensation as of the date of the termination. Only an annuity form of benefit is permitted under both the qualified plan and the SERP, except in the event of a change in control, and in that event, a lump sum benefit is paid under the SERP but not under the qualified plan. The Compensation Committee has closed the senior executive SERP program to new entrants; however, as is the case with the pension plan, executives who are currently participating in the senior executive SERP program will continue to accrue benefits under the plan in accordance with its existing terms.

The following table sets forth the accumulated benefit payable upon retirement to each of the Named Executive Officers pursuant to our defined benefit plans and the SERP.

		Number of	Present Value
		Years Credited	of Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)
Alan D. Wilson	Pension Plan	20 yrs. 2 mos.	940,086	0
	SERP	22 yrs. 3 mos.	11,000,642	0
Gordon M. Stetz, Jr.	Pension Plan	26 yrs.	837,418	0
	SERP	26 yrs.	2,299,232	0
W. Geoffrey Carpenter	Pension Plan	29 yrs. 6 mos.	1,664,260	0
	SERP	32 yrs. 8 mos.	4,291,691	0
Lawrence E. Kurzius	Pension Plan	9 yrs. 11 mos.	251,231	0
	SERP	11 yrs. 9 mos.	1,574,676	0
Charles T. Langmead	Pension Plan	36 yrs. 1 mo.	1,109,121	280,160
	SERP	38 yrs. 3 mos.	4,364,047	0
Malcolm Swift	UK Pension Plan	9 yrs. 9 mos.	684,225	0

(1)	Represents the number of years of service credited to the Named Executive Officer under the respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2014 financial statements (November 30, 2014). Actual years of service are as follows: Mr. Wilson – 21 yrs, 2 mos; Mr. Stetz – 27 yrs; Mr. Carpenter – 30 yrs, 6 mos; Mr. Kurzius – 9 yrs, 11 mos; Mr. Langmead – 37 yrs, 11 mos until his retirement effective July 1, 2014; and Mr. Swift – 9 yrs, 11 mos. The difference in Mr. Wilson’s, Mr. Carpenter’s, Mr. Kurzius’, and Mr. Langmead’s credited service between the two plans is due to the additional credit provided by the SERP for each month of service in the Plan after age 55.
(2)	Amounts represent the actuarial present value of the Named Executive Officer’s accumulated benefit under each respective plan, computed as of the same pension plan measurement date used pursuant to our fiscal 2014 financial statements. For a discussion of the assumptions used in this valuation, see Note 10 to our fiscal 2014 financial statements. All assumptions are the same for purposes of the above calculation, other than the assumed retirement age is age 62, the earliest age at which the executives may retire with unreduced benefits.

Non-Qualified Deferred Compensation

Effective January 1, 2000, McCormick adopted a deferred compensation plan that allows a limited number of management employees in the U.S., including each of the Named Executive Officers, to defer up to 80% of their base salary and up to 80% of their annual incentive each year. These percentages were chosen to provide maximum deferral flexibility while requiring sufficient non-deferral salary out of which federal withholding and certain other payroll-based items could be funded. McCormick makes no contributions to the plan. For all plan participants, including each of the participating Named Executive Officers, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of benchmark fund alternatives.

These fund alternatives are the same as those available under the McCormick 401(k) Retirement Plan, except there is also one real estate fund (which is generally publicly available) offered under this plan that is not available under the McCormick 401(k) Retirement Plan because it was determined by the Investment Committee to have a risk level that is not appropriate to offer in the more general McCormick 401(k) Retirement Plan. Participants may generally elect

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to change their fund choices at any time (there are certain restrictions applicable to participants subject to Section 16 of the Exchange Act).

In most cases, deferred amounts plus earnings are paid upon the participant’s retirement or termination of employment. For deferrals made prior to 2005, upon a participant’s termination of employment, the plan balance is paid on a lump-sum basis. Upon retirement, the plan balance is paid in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral. For deferrals made in 2005 and beyond, the plan balance is paid six months following retirement or termination in either a lump sum or in 5, 10, 15, or 20-year installments based on the participant’s election made at the time of the deferral.

Amounts deferred under the plan are held in a “rabbi” trust and, until distributed to the participants, are available to satisfy the claims of McCormick’s creditors.

The following table sets forth the Named Executive Officers’ contributions, account earnings and aggregate balance under the nonqualified deferred compensation plan as of November 30, 2014.

	Executive Contributions	Aggregate Earnings	Aggregate Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)	($)(3)
Alan D. Wilson	321,250	526,018	0	5,155,932
Gordon M. Stetz, Jr.	82,085	69,570	62,284	1,049,283
W. Geoffrey Carpenter	0	31,163	0	487,782
Lawrence E. Kurzius	183,819	308,310	0	2,703,977
Charles T. Langmead	0	27,969	0	439,840
Malcolm Swift(4)	-	-	-	-
(1)	Amounts represent deferrals of base salary and annual non-equity incentive plan compensation by each respective Named Executive Officer during fiscal 2014 as follows: Mr. Wilson - $0 (salary), $321,250 (non-equity incentive plan compensation); Mr. Stetz - $53,173 (salary), $28,912 (non-equity incentive plan compensation); Mr. Carpenter - $0 (salary), $0 (non-equity incentive plan compensation); and Mr. Kurzius - $111,077 (salary), $72,742 (non-equity incentive plan compensation). The salary amounts are included with the “Salary” column of the “Summary Compensation Table” above. The non-equity incentive plan compensation amounts are fiscal 2013 annual incentive compensation that was paid during fiscal 2014 and thus are not included in the Summary Compensation Table for fiscal 2014. The “Executive Contributions in Last Fiscal Year” column does not include executive contributions made in fiscal 2015 relating to non-equity incentive plan compensation earned in fiscal 2014.
(2)	Non-qualified deferred compensation earnings are not above-market or preferential and therefore these amounts are not reported in the “Summary Compensation Table” above.
(3)	Of these amounts, the following aggregate amounts are included in the Summary Compensation Table above (either as fiscal 2012, 2013 or 2014 compensation) for each Named Executive Officer: Mr. Wilson - $1,030,640; Mr. Stetz - $305,446; Mr. Carpenter - $176,867; Mr. Kurzius - $767,410; and Mr. Langmead - $0.
(4)	Mr. Swift is not eligible to participate in the nonqualified deferred compensation plan, and there is no similar plan in the U.K.

Potential Payments Upon Termination or Change in Control

Other than with Mr. Swift, McCormick does not maintain any employment agreements that provide the Named Executive Officers with payments upon a termination or change in control of McCormick that are not available generally to all employees of McCormick on a non-discriminatory basis. Similar to all McCormick employees, upon termination without cause, each Named Executive Officer, except for Mr. Swift (as explained below), may be entitled to receive the following payments and benefits:

•	a lump sum payment equal to his or her accrued but unused vacation time;
•	post-employment health benefits for the remainder of the calendar month of departure and optional benefits payable under the Consolidated Omnibus Benefits Reconciliation Act for up to 18 months following termination;
•	severance equal to one week of base pay for every year of service, plus six weeks;
•	in the event of a termination of employment due to total and permanent disability, a monthly payment equal to 50% of salary minus 50% of the Social Security payment received, paid in equal monthly installments until the executive attains age 65; and
•	in the event of death before termination or retirement, a one-time benefit is paid to his or her beneficiary in an amount equal to the executive’s base salary, subject to a limit of $500,000.

In addition, upon termination of employment, including retirement, the applicable Named Executive Officers are entitled to receive their respective balances pursuant to our nonqualified deferred compensation plan, as described above under “Non-Qualified Deferred Compensation.”

Mr. Swift is entitled to receive the following payments and benefits:

•	a lump sum payment equal to his accrued but unused vacation time;
•	severance equal to one and a half weeks of base pay for every year of service up to a maximum of 20 years;
•	in the event of disability which precludes Mr. Swift from carrying out his duties and lasts longer than 26 weeks, insurance is in place to cover 75% of his pre-disability salary for the duration of the disability, age 65, or death, whichever comes first; and
•	in the event of death before termination or retirement, a one-time benefit is paid to his beneficiary in an amount equal to his base salary, subject to a limit of four times the UK Pension Plan cap of £150,948 (or $236,022).

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Equity Plans

The vesting schedules under outstanding equity awards accelerate upon death, total and permanent disability, involuntary termination without cause, retirement and a “change in control” (defined below). While this benefit is available to all of our equity plan participants equally, pursuant to SEC requirements we have included this acceleration benefit in the table below.

A “change in control” is generally defined as:

•	the consolidation or merger of McCormick with or into another entity where McCormick is not the continuing or surviving corporation, except for any consolidation or merger in which, generally, the holders of McCormick’s Common Stock and Common Stock Non-Voting immediately before the consolidation or merger own in excess of 50% of the voting stock of the surviving corporation;
•	any sale, lease, exchange or other transfer of all or substantially all of the assets of McCormick;
•	any person becoming the beneficial owner, directly or indirectly, of McCormick securities representing more than 13% (or 35% in the event that the vote limitation provision of McCormick’s Charter is deemed unenforceable) of the voting power of all the outstanding securities of McCormick having the right to vote in an election of the Board; or
•	directors elected by the Company’s stockholders at the most recent annual meeting of stockholders, and any new directors approved by at least a majority of the directors then in office, cease to constitute a majority of the members of the Board.

Estimates of Payments Upon Termination or Change in Control

The table below sets forth estimated payment amounts each Named Executive Officer would have received, unless otherwise noted, upon death, total and permanent disability, retirement, involuntary termination without cause, or change in control, assuming a triggering event on November 30, 2014. For purposes of the estimated amounts below, we have assumed that the price per share of our common stock was $74.33, the closing market price of our Common Stock Non-Voting on November 28, 2014 (the last business day of our fiscal year).

In addition, we have not included each applicable Named Executive Officer’s award under the annual performance-based incentive compensation program, or their respective balances pursuant to our Non-Qualified Deferred Compensation Plan, as these amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table,” and the “Aggregate Balance at Last FYE” column of the Non-Qualified Deferred Compensation” table, above. Amounts payable to Mr. Langmead, who retired in 2014, are discussed separately below under “Treatment of NEO who Terminated Employment in 2014.”

Potential Payments Upon Termination	Alan D.	Gordon M.	W. Geoffrey	Lawrence E.	Malcolm
or Change in Control (“CIC”)	Wilson	Stetz, Jr.	Carpenter	Kurzius	Swift
Long-Term Performance Plan:
FY2013-2015 Performance Period
Retirement/Death/Disability/Involuntary
Termination(1)	$1,000,000	$283,333	$200,000	$283,333	$133,333
CIC	1,500,000	425,000	300,000	425,000	200,000
FY2014-2016 Performance Period
Retirement/Death/Disability/Involuntary
Termination(1)	666,667	166,667	116,667	166,667	83,333
CIC	2,000,000	500,000	350,000	500,000	250,000
Equity Awards:
Accelerated Stock Options(2)	4,280,669	942,219	667,539	1,173,699	555,452
Accelerated RSUs(3)	-	-	-	-	2,601,550
Pension Plan Payment(4)
Retirement/Involuntary Termination/CIC	963,350	837,418	1,668,515	256,947	684,225(11)
Disability	765,904	844,105	1,090,947	268,161	653,790
Death	483,709	375,417	792,811	123,569	1,046,070
SERP Payment(5)
Retirement/Involuntary Termination/CIC	11,239,054(7)	2,299,232(8)	4,291,691(9)	1,613,357(10)	-
Disability	8,329,488	2,243,377	3,070,600	1,204,037	-
Death	5,588,137	564,663	2,023,041	800,264	-
Disability Benefits(6)	354,286	129,286	91,786	139,286	342,335
(1)	These amounts represent target awards for the FY2013-2015 and FY2014-2016 performance cycles, adjusted pro rata based on service through November 30, 2014. The Long-Term Performance Plan provides that these amounts would be further adjusted (0-200%) based on McCormick’s performance.
(2)	These amounts represent the potential gain on options that would become exercisable if a triggering event occurred on November 30, 2014. The amounts are calculated by taking the closing price on November 28, 2014, less the exercise price, times the number of unexercisable in-the-money options as of November 30, 2014.
(3)	These amounts represent the potential earnings on RSUs that would vest if a triggering event occurred on November 30, 2014. The amounts are calculated by taking the closing price on November 28, 2014 times the number of vested RSUs as of November 30, 2014.

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(4)	Present value of benefits payable immediately if triggering event occurred on November 30, 2014. The amounts are calculated based on the 2014 FAS disclosure discount rate of 4.42%, the Generational MILES (Mercer Industry Longevity Experience Study) no collar table for the Consumer Goods and Food & Drink industry Mortality Table for healthy mortality with mortality improvement scale based on the Social Security Administration’s expectations of future mortality improvement consistent with the financial disclosures and the PBGC Disability Life Mortality Tables (III and IV) for post-disability mortality. Because the Change in Control benefits payable from the Non-Qualified plan are payable as a lump sum, post-retirement mortality for those benefits was based on 417(e) unisex mortality, which was also used for the portion of the Qualified plan benefit assumed to be paid as a lump sum. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.
(5)	Present value of benefits payable immediately if triggering event occurred on November 30, 2014. The amounts are calculated based on the 2014 FAS disclosure discount rate of 4.31%, the Generational MILES (Mercer Industry Longevity Experience Study) no collar table for the Consumer Goods and Food & Drink industry Mortality Table for healthy mortality with mortality improvement scale based on the Social Security Administration’s expectations of future mortality improvement consistent with the financial disclosures and the PBGC Disability Life Mortality Tables (III and IV) for post-disability mortality. Because the Change in Control benefits payable from the Non-Qualified plan are payable as a lump sum, post-retirement mortality for those benefits was based on 417(e) unisex mortality, which was also used for the portion of the Qualified plan benefit assumed to be paid as a lump sum. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.
(6)	The amount shown is an estimated annual benefit paid to the Named Executive Officer in the event that he becomes totally and permanently disabled. The amounts are calculated on the amount in excess of the $260,000 limit. The amounts set forth in the table above assume the executive’s current base salary and one-half of the maximum Social Security offset, as applicable.
(7)	As of November 30, 2014, the present value of benefits associated with involuntary termination for Mr. Wilson would have been $11,239,054 and $10,873,927 for change in control. The amount shown for Mr. Wilson represents the present value of benefits associated with retirement.
(8)	As of November 30, 2014, the present value of benefits associated with involuntary termination for Mr. Stetz would have been $1,215,204 and $1,131,928 for change in control. The amount shown for Mr. Stetz represents the present value of benefits associated with retirement payable to Mr. Stetz at age 65 as he was not eligible for a SERP retirement benefit as of November 30, 2014 since he was not vested in the SERP.
(9)	As of November 30, 2014, the present value of benefits associated with involuntary termination for Mr. Carpenter would have been $4,291,691 and $4,158,048 for change in control. The amount shown for Mr. Carpenter represents the present value of benefits associated with retirement.
(10)	As of November 30, 2014, the present value of benefits associated with involuntary termination for Mr. Kurzius would have been $1,613,357 and $1,568,769 for change in control. The amount shown for Mr. Kurzius represents the present value of benefits associated with retirement.
(11)	The amount shown for Mr. Swift is the present value of benefits associated with retirement as of November 30, 2014. There would be no additional benefits payable to Mr. Swift through the UK Pension Plan under either a change in control or an involuntary separation. In either case, Mr. Swift would become a deferred member of the plan and his pension would be payable on retirement at age 65.

Treatment of NEO who Terminated Employment in 2014

Mr. Langmead voluntarily retired from the Company effective July 1, 2014. Upon his retirement, Mr. Langmead was entitled to receive pension and SERP benefits described in the “Pension Benefits Table” above, as well as retiree health benefits for himself and his dependents, in accordance with the Company’s health plan for retired employees, under which he and the Company share the cost of that continued coverage. Mr. Langmead is also eligible for retiree life insurance coverage under the Company’s retiree life insurance program. The following was provided to Mr. Langmead as a retiree:

•	Payment of $250,000 (equal to six months base salary) made in recognition of his service and for facilitating succession planning. This amount is included in the “All Other Compensation” column of the “Summary Compensation Table” above;
•	Payment of $27,400 for accrued but unused vacation time as of his retirement date. This amount is included in the “All Other Compensation” column of the “Summary Compensation Table” above;
•	Payment of $8,020 for the remainder of fiscal 2014 following his retirement, which is equal to what he would have earned had he been a participant in the Company’s Employee Dividend program. This amount is included in the “All Other Compensation” column of the “Summary Compensation Table” above;
•	Payment of $1,050 as a retirement gift based on years of service. This amount is included in the “All Other Compensation” column of the “Summary Compensation Table” above; and
•	All of his outstanding stock options were fully vested as of his retirement date. Vested stock options can be exercised until the earlier of five years from retirement or the original expiration date. The in-the-money value of the vested options on July 1, 2014 was $609,842 based on $71.65 per share, the NYSE closing price per share of the Company’s Common Stock Non-Voting on July 1, 2014.

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Equity Compensation Plan Information

The following table summarizes information about McCormick’s equity compensation plans as of November 30, 2014:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2)
Plan Category	(a)	(b)	(c)
Equity Compensation Plans approved by security holders(1)	Common Stock 4,522,726 Common Stock Non-Voting 410,524	Common Stock $55.95 Common Stock Non-Voting $35.20	Common Stock 3,826,870 Common Stock Non-Voting 2,590,722
Equity Compensation Plans not required to be approved by security holders	Common Stock 0 Common Stock Non-Voting 0	Common Stock $00.00 Common Stock Non-Voting $00.00	Common Stock 0 Common Stock Non-Voting 0
TOTAL	Common Stock 4,522,726 Common Stock Non-Voting 410,524	Common Stock $55.95 Common Stock Non-Voting $35.20	Common Stock 3,826,870 Common Stock Non-Voting 2,590,722
(1)	Includes the 2001 Stock Option Plan, the 2004 Directors Non-Qualified Stock Option Plans, the 2004 Long-term Incentive Plan, the 2007 and 2013 Omnibus Incentive Plans and the target amount that could be earned under the stock component of the FY2013-FY2015 and FY2014-FY2016 LTPP cycles. Also includes options granted to foreign nationals pursuant to plans for certain non-US subsidiaries and in lieu of participation under the 2001 Stock Option Plan and the 2004 Long-Term Incentive Plan. Except for minor variations required by tax laws of various jurisdictions, the terms and conditions of such options are substantially the same as the options granted under the US plans.
(2)	In addition to plans included in footnote (1), includes the Directors’ Share Ownership Plan and 2009 Employee Stock Purchase Plan.

Report of Audit Committee

The responsibilities of the Audit Committee are defined in a Charter which has been approved by the Board of Directors. The Committee’s Charter is available at McCormick’s Investor Relations website at ir.mccormick. com under “Corporate Governance,” then “Board Committees -Descriptions & Charters.” Among other things, the Charter gives the Committee the responsibility for reviewing McCormick’s audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed McCormick’s audited financial statements with management, and it has discussed with McCormick’s independent registered public accounting firm the matters which are required to be discussed under Auditing Standards promulgated by the Public Company Accounting Oversight Board (“PCAOB”), including PCAOB Auditing Standard No. 16 (Communication with Audit Committees). In addition, the Committee has received and reviewed the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with such firm its independence. The Audit Committee has reviewed the fees of the independent registered public accounting firm for non-audit services and believes that such fees are compatible with the independence of the independent registered public accounting firm.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that McCormick’s audited financial statements be included in McCormick’s Annual Report on Form 10-K for the fiscal year ended November 30, 2014.

All members of the Audit Committee are “independent” pursuant to the requirements of McCormick’s Corporate Governance Guidelines, the NYSE’s Listing Standards, and applicable SEC rules.

Submitted by:	Audit Committee
Patricia Little, Chair
J. Michael Fitzpatrick
Jacques Tapiero

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Fees of Independent Registered Public Accounting Firm

Audit Fees

The audit fees billed for professional services rendered by Ernst & Young LLP for the audit of McCormick’s annual financial statements, including certain required statutory audits, for the most recent fiscal year and the review of the financial statements included in McCormick’s Quarterly Reports on Form 10-Q for the most recent fiscal year were $4.4 million. For the 2013 fiscal year, such fees were $4.3 million.

Audit Related Fees

The aggregate fees billed for all audit related services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $100,000, and for the 2013 fiscal year were approximately $200,000.

Audit related services principally include due diligence in connection with acquisitions, accounting consultations, employee benefit plan audits, and agreed upon procedures.

Tax Fees

The aggregate fees billed for all tax services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $200,000, and for the 2013 fiscal year were approximately $400,000. Tax services principally include tax compliance, tax advice and tax planning.

All Other Fees

Other professional services may include advisory services and tax round tables. Ernst & Young LLP did not render other professional services in fiscal 2014. For the 2013 fiscal year, the aggregate fees billed for such services rendered were approximately $60,000.

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Ernst & Young LLP are submitted to the Manager of Internal Audit, who subsequently requests pre-approval (for service fees of $250,000 or less) from the Audit Committee Chair. Requests for services in excess of $250,000 require approval from the entire Audit Committee. A schedule of pre-approved services is reviewed by the entire Audit Committee at each Audit Committee meeting.

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PROPOSAL 2	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has ratified the Audit Committee’s appointment of the accounting firm of Ernst & Young LLP to serve as the independent registered public accounting firm of McCormick for fiscal year 2015, subject to ratification by the stockholders of McCormick. Ernst & Young LLP were first appointed to serve as the independent registered public accounting firm of McCormick in 1982 and are considered by the Audit Committee and the management of McCormick to be well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate governance practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of McCormick and its stockholders.

Required Vote of Stockholders

The affirmative vote of a majority of the votes cast by holders of the shares of Common Stock present in person or by proxy at a meeting at which a quorum is present is required to ratify the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm.

The Board of Directors recommends that stockholders vote FOR ratification.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires McCormick’s directors and executive officers, and persons who own more than 10% of a registered class of McCormick’s equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities of McCormick. To McCormick’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended November 30, 2014, no executive officer or any director of McCormick failed to file reports required by Section 16(a) on a timely basis.

Other Matters

Management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

Voting Procedures

The affirmative vote of a majority of all votes cast by holders of Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each director nominee (Proposal One), and the ratification of the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm (Proposal Two). Abstentions and “broker non-votes” (see below), if any, are not counted in the number of votes cast and will have no effect on the results of the vote. Proxy cards that are executed and returned without any designated voting direction will be voted pursuant to the instructions stated on the proxy card.

Under current NYSE rules, the proposal to ratify the appointment of independent auditors (Proposal Two) is considered a “discretionary” item. This means that brokerage firms may vote in their discretion

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on this matter on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Meeting of Stockholders. In contrast, the proposal to elect directors (Proposal One) is a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on this matter may not vote on Proposal One. This so-called “broker non-vote” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for this proposal.

Householding of Annual Disclosure Documents

Pursuant to SEC rules, McCormick intends to send a single annual report and proxy statement to any household where two or more stockholders reside unless it has received contrary instructions from the stockholders. This rule benefits both stockholders and McCormick. It eliminates unnecessary mailings delivered to your home and helps to reduce McCormick’s expenses. Each stockholder will continue to receive a separate proxy card. If your household receives a single set of disclosure documents for this year, and you would prefer to receive a duplicate copy, please contact McCormick’s delivery agent, Broadridge Financial Solutions, Inc., by calling its toll-free number, 800-542-1061, by sending an electronic mail message to sendmaterial@proxyvote.com, or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY, 11717. Broadridge will provide you with a duplicate copy promptly. If you share an address with another McCormick stockholder and you would prefer to receive a separate set of annual disclosure documents in the future, or both of you would prefer to receive only a single set of McCormick’s annual disclosure documents, please contact Broadridge Financial Solutions, Inc. at the above telephone number or address.

Stockholder Proposals For 2016 Annual Meeting

Pursuant to SEC rules, proposals of stockholders to be presented at the 2016 Annual Meeting must be received by the Secretary of McCormick at the Company’s principal executive offices not less than 120 calendar days before February 12, 2016 (i.e., on or before October 15, 2015) to be considered for inclusion in the 2016 proxy statement.

Stockholders wishing to submit proposals or director nominations at the 2016 Annual Meeting that are not to be included in such proxy statement material must deliver notice to the Secretary at the principal executive offices of McCormick no later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting (i.e., between December 26, 2015 and January 25, 2016). Stockholders are also advised to review McCormick’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

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Our Corporate Social Responsibility

As a global flavor company, we are sensitive to the issues facing the world at large, our nation and the local communities where we live and work. Since our earliest days as a company, we have held a strong commitment to the communities we are a part of and the planet as a whole.

In 2014, as part of our 125th year anniversary as a flavor innovator, McCormick embarked on a yearlong journey that celebrated the power of flavor. At the heart of this celebration was our belief that the ways we experience and enjoy flavor unites people and cultures around the world. Each of us has a flavor story. We are proud to report that we reached our goal of 1.25 million flavor stories being shared, which led to McCormick donating $1.25 million to the United Way Worldwide to help feed those in need.

We thank everyone who shared a flavor story at www.flavoroftogether.com to celebrate our 125th anniversary and help feed those in need.

Learn more about McCormick

About Us, CSR Review:	mccormickcorporation.com

Investor Relations, Annual Report

and Proxy Materials:	ir.mccormick.com

Flavor Forecast:	flavorforecast.com

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McCORMICK & COMPANY, INCORPORATED
18 LOVETON CIRCLE
SPARKS, MD 21152

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 1:00 p.m. (ET) on March 24, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by McCormick & Company, Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 1:00 p.m. (ET) on March 24, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to McCormick & Company, Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81688-P56611

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

McCORMICK & COMPANY, INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE LISTED NOMINEES.

1. ELECTION OF DIRECTORS

Nominees:	For	Against	Abstain
1a. J. P. Bilbrey	☐	☐	☐
1b. J. M. Fitzpatrick	☐	☐	☐
1c. F. A. Hrabowski, III	☐	☐	☐
1d. P. Little	☐	☐	☐
1e. M. D. Mangan	☐	☐	☐
1f. M. M. V. Preston	☐	☐	☐
1g. G. M. Stetz, Jr.	☐	☐	☐
1h. J. Tapiero	☐	☐	☐
1i. A. D. Wilson	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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